Exhibit 10.14

SINGLE-TENANT LEASE

(TRIPLE NET)

LANDLORD:

LA PALMA FLEX, L.P.,

a Delaware limited partnership

TENANT:

A.J. OSTER WEST, LLC,

a Delaware limited liability company

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TABLE OF CONTENTS

Page
Abated Rent	3
Accountant	3
ADA	4,5
Affected Areas	6
Affiliate Assignee	16
Appraiser	2
Building	1
Comparable Buildings	1
Corrective Action	6
Effective Date	1
Eligibility Period	23
Environmental Law	5
Environmental Permits	5
Equipment Lienor	14
Excepted Matters	26
Existing Lease	1
Extension Notice	1
Extension Option	1
Exterior Signs	5
Fair Market Rental Rate	1
Force Majeure Delays	26
Hazardous Materials	5
Indemnified Claims	16
Landlord	1
Landlord Indemnified Parties	7,16
Landlord’s Broker	8
Landlord’s Casualty Notice	17
Landlord’s Cure Period	23
Laws	10
Lease	1
Lienor Requirements	14
Option Term	1
Outside Agreement Date	2
Outside Repair Period	11
Parking Areas	10
PCBs	5
Permitted Transfer	15
Permitted Transferee	15
Phase I Site Assessment	7
Pre-Approved Change	11
Predecessor Landlord	1
Property	1
Real Property Taxes	9
Refurbished Improvements	13
Refurbishment Allowance	13
Refurbishment Allowance Items	13
Refurbishment Drawings	13
Release	5
Rent	3
Review Period	3
SNDA	23
Summary	1
Tangible Net Worth	20
Tenant	1
Tenant Change	11
Tenant Changes	11
Tenant Improvements	12
Tenant’s Broker	8
Tenant’s Parties	6
Tenant’s Property	14
Tenant’s Review Period	2
Term	1
Termination Date	1
Termination Fee	1
Termination Notice	1
Termination Option	1
Transfer	14
Transfer Date	15
Transfer Notice	15
Transferee	15

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SUMMARY OF BASIC LEASE INFORMATION AND DEFINITIONS

This SUMMARY OF BASIC LEASE INFORMATION AND DEFINITIONS (“Summary”) is hereby incorporated into and made a part of the attached Single-Tenant Lease which pertains to the Premises described in Section 1.3 below. All references in the Lease to the “Lease” shall include this Summary. All references in the Lease to any term defined in this Summary shall have the meaning set forth in this Summary for such term. Any initially capitalized terms used in this Summary and any initially capitalized terms in the Lease which are not otherwise defined in this Summary shall have the meaning given to such terms in the Lease.

1.1 Landlord’s Address:	La Palma Flex, L.P. c/o The Shidler Group 10188 Telesis Court, Suite 222 San Diego, CA 92122 Attn: Brigham Black Telephone: (858) 678-8500 Facsimile: (858) 678-8504

with copy to:	Allen Matkins Leck Gamble Mallory & Natsis LLP 501 West Broadway, 15th Floor San Diego, CA 92101-3541 Attn: Martin L. Togni, Esq. Telephone: 619.233-1155 Facsimile: 619.233-1158

1.2 Tenant’s Address:	A.J. Oster West, LLC 22833 La Palma Avenue Yorba Linda, California 92887-4767 Attn: Mr. Robert Lewis Telephone: 714-692-4231 Facsimile: 714-692-1225

with copy to: Susan G. Fishbein, Esq. Chief Counsel 427 North Shamrock Street East Alton, Illinois 62024-1197 Telephone: 618-258-5922 Facsimile: 618-258-2732

1.3	Premises: The real property located at 22833 La Palma Avenue, in the City of Yorba Linda, County of Orange, State of California, as more particularly described in Exhibit “A” attached hereto (the “Property”), together with all buildings, improvements and facilities, now or subsequently located on the Property from time to time, including, without limitation, the building containing 50,282 rentable square feet (the “Building”).

1.4	Commencement Date: February 1, 2009.

1.5	Lease Expiration Date: March 31, 2014 (subject, however, to Tenant’s Extension Option).

1.6	Rent:

Months of Initial Lease Term	Monthly Rent	Monthly Rent per rsf of Premises
*1-14	$28,157.92	$0.56
15-26	$29,163.56	$0.58
27-38	$30,169.20	$0.60
39-50	$31,174.84	$0.62
51-62	$32,180.48	$0.64

*	Including any partial month at the beginning of the Term and subject to abatement as provided in Section 3.1 of this Lease.

1.7	Security Deposit: $21,000.00 (currently held by Landlord pursuant to the Existing Lease, as more particularly set forth in Section 5 of the Lease).

1.8	Permitted Use: The Premises may be used only for general office use, sales, training, storage and the light manufacturing and distribution of non-hazardous products and, subject to Landlord’s reasonable approval, such other legally permitted uses to the extent in compliance with all applicable laws and consistent with the character of the Project as a first-class industrial project.

1.9	Brokers: No brokers represent Landlord. Cresa Partners represents Tenant.

1.10	Interest Rate: The lesser of: (a) the prime rate announced from time to time by Wells Fargo Bank or, if Wells Fargo Bank ceases to exist or ceases to publish such rate, then the rate announced from time to time by the largest (as measured by deposits) chartered operating bank operating in California, plus five percent (5%) per annum; or (b) the maximum rate permitted by law, or (c) ten percent (10%) per annum.

SINGLE-TENANT LEASE

This LEASE (“Lease”), which Includes the preceding Summary of Basic Lease Information and Definitions (“Summary”) attached hereto and incorporated herein by this reference, is made as of the 1st day of February, 2009, by and between LA PALMA FLEX L.P., a Delaware limited partnership (“Landlord”), and A.J. OSTER WEST, LLC, a Delaware limited liability company (“Tenant”).

1. Lease of Premises.

1.1 Lease of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises upon and subject to the terms, covenants and conditions contained in this Lease to be performed by each party.

1.2 Measurement of Building. The parties hereby stipulate that the Building contain the rentable square feet set forth in Section 1.3 of the Summary, and such square footage amount is not subject to adjustment or remeasurement by Landlord or Tenant. Accordingly, there shall be no adjustment in the Monthly Rent or other amounts set forth in this Lease which are determined based upon rentable square feet of the Building.

1.3 Existing Lease. Landlord and Tenant acknowledge and agree that Tenant, as of the date hereof, is occupying the Premises pursuant to that certain Standard Industrial/Commercial Single Tenant Lease, as amended by First Amendment to Lease dated as of October 17, 2006 (as amended, the “Existing Lease”) dated as of February 1, 2004, by and between Landlord’s predecessor-in-interest in the Existing Lease, Arden Realty Finance IV, L.L.C., a Delaware limited liability company (“Predecessor Landlord”) and Tenant, and that on the day before the Commencement Date of this Lease, the Existing Lease shall, pursuant to its terms, be of no further force or effect. Landlord and Tenant agree that those terms and conditions of the Existing Lease which expressly survive the expiration or sooner termination of the Existing Lease shall be superseded by the terms and conditions of this Lease.

2. Term; Termination Option; Option to Extend.

2.1 Term. This Lease shall be effective upon the date first above written (the “Effective Date”). The term of this Lease (the “Term”) shall commence upon the Commencement Date and shall expire on the Lease Expiration Date, unless sooner terminated or extended as permitted herein, and if extended, the “Term” will include the Option Term.

2.2 Termination Option. Provided Tenant fully and completely satisfies each of the conditions set forth in this Section 2.2, Tenant shall have the option (“Termination Option”) to terminate this Lease effective as of the thirty-eighth (38th) month anniversary of the Commencement Date only (the “Termination Date”). In order to exercise the Termination Option, Tenant must fully and completely satisfy each and every one of the following conditions: (a) Tenant must give Landlord written notice (“Termination Notice”) of its exercise of the Termination Option, which Termination Notice must be delivered to Landlord at least six (6) months prior to the Termination Date, (b) at the time of the Termination Notice, Tenant shall not be in default under this Lease after expiration of all applicable cure periods, and (c) on or before the Termination Date, Tenant shall pay to Landlord a termination fee (“Termination Fee”) equal to One Hundred Twenty-Four Thousand Six Hundred Ninety-Nine and 36/100 Dollars ($124,699.36). In no event shall this Section 2.2 inure to the benefit of any subtenant.

2.3 Option to Extend.

2.3.1 Extension Option; Option Term. Subject to the terms hereof, Landlord hereby grants to Tenant one (1) option (“Extension Option”) to extend the Term of this Lease with respect to the entire Premises for three (3) years (“Option Term”), on the same terms, covenants and conditions as provided for in this Lease during the initial Lease Term, except that the Monthly Rent during such Option Term shall be established based on the “Fair Market Rental Rate” for the Premises for the Option Term as defined and determined in accordance with the provisions of this Section 2.3.

2.3.2 Exercise of Extension Option. Such Extension Option must be exercised, if at all, by written notice (“Extension Notice”) delivered by Tenant to Landlord no earlier than the date which is twelve (12) months, and no later than the date which is nine (9) months, prior to the expiration of the initial Lease Term. Failure of Tenant to timely exercise such Extension Option shall render such Extension Option null and void and of no further force or effect whatsoever.

2.3.3 Fair Market Rental Rate. For purposes of determining the Monthly Rent for the Option Term, the term “Fair Market Rental Rate” as used herein shall mean the annual amount per rentable square foot, projected during the relevant period, that a willing, comparable, non-equity tenant (excluding sublease and assignment transactions) would pay, and a willing, comparable landlord of a comparable first-class industrial building located within a ten (10) mile radius of the Premises (“Comparable Buildings”) would accept, at arm’s length, for space unencumbered by any other tenant’s expansion rights and comparable in size, quality and floor height as the leased area at issue taking into account the age, quality and layout of the existing improvements in the leased area at issue (with consideration given to the fact that the improvements existing in the Premises are specifically suitable to Tenant) and taking into account items that professional real estate brokers customarily consider in renewal transactions, including, but not limited to, rental rates, space availability, tenant size, refurbishment allowances, operating expenses and allowance, parking charges (if any), and any other amounts then being charged by Landlord or the lessors of such comparable first-class buildings, and further including rent abatements, construction costs and other concessions (if any) then being granted by comparable landlords to comparable tenants in Comparable Buildings.

2.3.4 Determination of Fair Market Rental Rate. In the event Tenant delivers the Extension Notice, Landlord’s determination of Fair Market Rental Rate shall be delivered to Tenant in writing within thirty (30) days following Landlord’s receipt of Tenant’s Extension Notice, but in no event later than three (3) months prior to the expiration of the initial Lease Term. Tenant will have ten (10) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the Fair Market Rental Rate within which to accept such Fair Market Rental Rate or to object thereto in writing. Tenant’s failure to accept the Fair Market Rental Rate submitted by Landlord in writing within Tenant’s Review Period will conclusively be deemed Tenant’s disapproval thereof. If Tenant objects to the Fair Market Rental Rate submitted by Landlord within Tenant’s Review Period, then Landlord and Tenant will attempt in good faith to agree upon such Fair Market Rental Rate using their best good faith efforts. If Landlord and Tenant fail to reach agreement on such Fair Market Rental Rate within fifteen (15) days following the expiration of Tenant’s Review Period (the “Outside Agreement Date”), then Tenant may, by delivery of written notice to Landlord within ten (10) days of the Outside Agreement Date, elect to either (i) rescind its exercise of the Extension Option, in which event this Lease shall expire on the Lease Expiration Date (unless sooner terminated in accordance with the terms of this Lease), or (ii) elect to submit the renewal rent to arbitration, in which event each party’s determination be submitted to appraisal in accordance with the following provisions of this Section 2.3. In the event Tenant fails to deliver such notice within said 10-day period, Tenant shall be deemed to have elected to irrevocably rescind its exercise of the Extension Option.

2.3.5 Arbitration.

(a) Landlord and Tenant shall each appoint one independent, unaffiliated, neutral appraiser (“Appraiser”) who shall by profession be a licensed real estate broker who has been active over the ten (10) year period ending on the date of such appointment in the valuation of leases of Comparable Buildings within a ten (10) mile radius of the Premises. Each such Appraiser will be appointed within twenty (20) days after the Outside Agreement Date.

(b) The two (2) Appraisers so appointed will, within ten (10) days of the date of the appointment of the last appointed Appraiser, agree upon and appoint a third Appraiser who shall be qualified under the same criteria set forth herein above for qualification of the initial two (2) Appraisers.

(c) The determination of the Appraisers shall be limited solely to the issue of whether Landlord’s or Tenant’s last proposed (submitted within ten (10) business days after the Outside Agreement Date) new Fair Market Rental Rate for the Premises is the closest to the actual new Fair Market Rental Rate for the Premises as determined by the Appraisers, taking into account the requirements of Section 2.3.3 above and this Section 2.3.5 regarding same.

(d) The three (3) Appraisers shall, within fifteen (15) days, of the appointment of the third Appraiser, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted new Fair Market Rental Rate (i.e., the Appraisers may only select Landlord’s or Tenant’s submission and may not select a compromise position), and shall notify Landlord and Tenant thereof.

(e) The decision of the majority of the three (3) Appraisers shall be binding upon Landlord and Tenant. The cost of each party’s Appraiser shall be the responsibility of the party selecting such Appraiser, and the cost of the third Appraiser (or arbitration, if necessary) shall be shared equally by Landlord and Tenant.

(f) If either Landlord or Tenant fails to appoint an Appraiser within the time period in Section 2.3.5(a) hereinabove, the Appraiser appointed by one of them shall reach a decision, notify Landlord and Tenant thereof and such Appraiser’s decision shall be binding upon Landlord and Tenant.

(g) If the two (2) Appraisers fail to agree upon and appoint a third Appraiser, both Appraisers shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association (but subject to the requirements of Section 2.3.3 and this Section 2.3.5).

(h) In the event that the new Monthly Rent is not established prior to end of the Initial Term of this Lease, the Monthly Rent immediately payable at the commencement of such Option Term shall be the Monthly Rent payable in the immediately preceding month. Notwithstanding the above, once the Fair Market Rental Rate is determined in accordance with this Section 2.3, the parties shall settle any underpayment or overpayment on the next Monthly Rent payment date falling not less than thirty (30) days after such determination.

2.3.6 Right Personal; Termination of Option. The Extension Option is not assignable separate and apart from this Lease, nor may such Extension Option be separated from this Lease in any manner, either by reservation or otherwise. Tenant shall have no right to exercise such Extension Option, notwithstanding any provision of the grant of such Extension Option to the contrary, and Tenant’s exercise of such Extension Option may, at Landlord’s option, be nullified by Landlord and deemed of no further force or effect, if Tenant shall be in default under the terms of this Lease (after the expiration of applicable notice and cure periods) as of Tenant’s exercise of such Extension Option or at any time after the exercise of such Extension Option and prior to the commencement of the Option Term. In no event shall this Section 2.3 inure to the benefit of any subtenant unless duty exercised by Tenant.

3. Rent.

3.1 Monthly Rent and Monthly Rent Abatement. Tenant agrees to pay Landlord, as base rent for the Premises, the Monthly Rent designated in Section 1.6 of the Summary. The Monthly Rent shall be paid by Tenant in advance on the first (1st) day of each and every calendar month commencing upon the Commencement Date. Monthly Rent for any partial month shall be prorated in the proportion that the number of days this Lease is in effect during such month bears to the actual number of days in such month. Notwithstanding anything to the contrary contained herein and provided that Tenant faithfully performs all of the terms and conditions of this Lease, Landlord hereby agrees to abate Tenant’s obligation to pay Tenant’s Monthly Rent for the first (1st), and second (2nd) full months of the initial Lease Term (“Abated Rent”). During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under this Lease. In the event of a default by Tenant beyond the expiration of applicable notice and cure periods under the terms of this Lease that results in early termination pursuant to the provisions of Section 22 of this Lease, then as a part of the recovery set forth in Section 22 of this Lease, Landlord shall be entitled to the recovery of the Monthly Rent that was abated under the provisions of this Section 3.1; provided, however, that the recoverable amount of Abaled Rent by Landlord shall be deemed reduced by one sixty-second (1/62nd) each month during the Lease Term until the date of such early termination.

3.2 Additional Rent. All amounts and charges payable by Tenant under this Lease in addition to the Monthly Rent described in Section 3.1 above shall be considered additional rent for the purposes of this Lease, and the word “Rent” in this Lease shall include such additional rent unless the context specifically or clearly implies that only the Monthly Rent is referenced, provided that any non-scheduled and non-recurring payment required to be made by Tenant hereunder shall be due no sooner than thirty (30) days after Tenant’s receipt of a written invoice therefor, and in no event shall Tenant be required to pay any late charge and/or interest on such sum unless Tenant fails to make such non-scheduled and non-recurring payment within such thirty (30) day period. Rent shall be paid to Landlord as provided in Section 7, without any prior demand therefor and without any deduction or offset except as specified elsewhere in the Lease, in lawful money of the United States of America.

3.3 Late Payments. Late payments of Rent will be subject to interest and a late charge as provided in Sections 22.6 and 22.7 below.

3.4 Invoices for Required Payments. All requirements in this Lease upon Tenant to pay or reimburse for any premiums, costs, expenses or fees of, or imposed upon, Landlord or any other party, or for any other amounts considered as additional rent, shall be limited to commercially reasonable premiums, costs, expenses or fees, actually incurred, and shall be supported by a reasonably particularized invoice, delivered to Tenant not less than thirty (30) days prior to the due date of Tenant’s obligations to pay same.

3.5 Audit Rights. In the event Tenant disputes the amount of any expenses set forth in any Invoice delivered by Landlord to Tenant pursuant to Section 3.4 above, Tenant shall have the right, at Tenant’s cost, after reasonable notice to Landlord, to have Tenant’s authorized employees of agents Inspect, at Landlord’s office during normal business hours, Landlord’s books, records and supporting documents concerning the expenses set forth in such invoice; provided, however, Tenant shall have no right to conduct such inspection, have an audit performed by the Accountant as described below, or object to or otherwise dispute the amount of the expenses set forth in any such invoice, unless Tenant notifies Landlord of such objection and dispute, completes such inspection, and has the Accountant commence such audit within one (1) year immediately following Landlord’s delivery of the particular Invoice in question (the “Review Period”); provided, further, that notwithstanding any such timely objection, dispute, inspection, and/or audit, and as a condition precedent to Tenant’s exercise of its right of objection, dispute, Inspection and/or audit as set forth in this Section 3.5, Tenant shall not be permitted to withhold payment of, and Tenant shall timely pay to Landlord, the full amounts as required by the provisions of this Lease and such invoice. However, such payment may be made under protest pending the outcome of any audit which may be performed by the Accountant as described below. In connection with any such inspection by Tenant, Landlord and Tenant shall reasonably cooperate with each other so that such inspection can be performed pursuant to a mutually acceptable schedule, in an expeditious manner and without interference with Landlord’s operation and management of the Building. If after such inspection and/or request for documentation, Tenant still disputes the amount of the expenses set forth in the invoice, Tenant shall have the right, within the Review Period, to cause an independent certified public accountant which is not paid on a contingency basis and which is mutually approved by Landlord and Tenant (the “Accountant”) to complete an audit of Landlord’s books and records pertaining to expenses set forth in such invoice to determine the proper amount of the expenses incurred and amounts payable by Tenant for the calendar year which is the subject of such invoice. Such audit by the Accountant shall be final and binding upon Landlord and Tenant. If Landlord and Tenant cannot mutually agree as to the identity of the Accountant within thirty (30) days after Tenant notifies Landlord that Tenant desires an audit to be performed, then the Accountant shall be a national or regional accounting firm, which is not paid on a contingency basis and which is selected by Tenant and reasonably approved by Landlord. If such audit reveals that Landlord has over-charged Tenant, then within thirty (30) days after the results of such audit are made available to Landlord, Landlord shall reimburse to Tenant the amount of such over-charge. If the audit reveals that the Tenant was under-charged, then within thirty (30) days after the results of such audit are made available to Tenant, Tenant shall reimburse to Landlord the amount of such under-charge. Tenant agrees to pay the cost of such audit unless it is subsequently determined that Landlord’s original invoice which was the subject of such audit was in error to Tenant’s disadvantage by three percent (3%) or more of the total expenses which was the subject of such audit. The payment by Tenant of any amounts pursuant to this Section 3.5 shall not preclude Tenant from questioning the correctness of any invoice provided by Landlord at any time during the Review Period, but the failure of Tenant to object thereto and commence its inspection and have the Accountant commence the audit as described above prior to the expiration of the Review Period shall be conclusively deemed Tenant’s approval of the invoice in question and the amount of expenses shown thereon. In connection with any inspection and/or audit conducted by Tenant pursuant to this Section 3.5, Tenant agrees to keep, and to cause all of Tenant’s employees and consultants, attorneys, and the Accountant to keep, all of Landlord’s books and records and the audit, and all information pertaining thereto and the results thereof, strictly confidential, and in connection therewith, Tenant shall cause such employees, consultants, attorneys, and the Accountant to execute such commercially reasonable confidentiality agreements as Landlord may reasonably require prior to conducting any such inspections and/or audits.

4. Net Lease. Except as otherwise provided herein, all Rent shall be absolutely net to Landlord so that this Lease shall yield net to Landlord, the Rent to be paid each month during the Term of this Lease. Accordingly, and except as otherwise provided herein, all costs, expenses and obligations required to be paid by Tenant hereunder relating to the Premises which may arise or become due during the Term of this Lease shall be paid by Tenant pursuant to the terms and provisions of this Lease. Nothing herein contained shall be deemed to require Tenant to pay or discharge any liens or mortgages of any character whatsoever which may exist or hereafter be placed upon the Premises by either an affirmative act or omission of Landlord.

5. Security Deposit. Landlord and Tenant acknowledge and agree that Tenant has previously deposited with Predecessor Landlord an amount equal to Twenty-One Thousand and 00/100 Dollars ($21,000.00) as the Security Deposit under the Existing Lease. Landlord confirms that it has received the Security Deposit from Predecessor Landlord and is currently holding the Security Deposit pursuant to the terms of the Existing Lease. Landlord and Tenant acknowledge and agree that such Security Deposit shall be held by Landlord as security for the full and faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be performed by Tenant during the Term. The Security Deposit is not, and may not be construed by Tenant to constitute, rent for the last month or any portion thereof. If Tenant defaults with respect to any of its obligations under this Lease beyond the expiration of applicable notice and cure periods, Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any rent or any other sum in default, or for the payment of any other amount, loss or damage which Landlord may spend, incur or suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within thirty (30) days after receipt of written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit or any balance thereof shall be returned to Tenant within thirty (30) days following the expiration of the Term (or, if applicable, the earlier termination thereof). If Landlord sells its interest in the Building during the Term and if Landlord deposits with the purchaser the Security Deposit (or balance thereof), and such purchaser acknowledges receipt thereof in writing and assumes the obligations of Landlord under this Lease, then, upon such sale, Landlord shall be discharged from any further liability with respect to the Security Deposit. The obligations of Landlord under this Section 5 shall survive the expiration or earlier termination of this Lease.

6. Use.

6.1 General. Tenant shall use the Premises solely for the Permitted Use specified in Section 1.8 of the Summary, and shall not use or permit the Premises to be used for any other use or purpose whatsoever. Subject to Landlord’s obligations set forth in this Lease, Tenant shall, at its sole cost and expense, observe and comply with all requirements of any board of fire underwriters or similar body relating to the Premises, all recorded covenants, conditions and restrictions now or hereafter affecting the Premises and all laws, statutes, codes, rules and regulations now or hereafter in force relating to or affecting the condition, use, occupancy, alteration or improvement (whether structural (except as otherwise provided herein) or non-structural, including unforeseen and/or extraordinary alterations or improvements, and regardless of the period of time remaining in the Term) of the Premises, including, without limitation, the provisions of the Americans with Disabilities Act (“ADA”) (subject to Landlord’s obligations set forth in the following grammatical paragraph) as it pertains to the condition, use, occupancy, improvement and alteration (whether structural (except as otherwise provided herein) or non-structural, including unforeseen and/or extraordinary alterations or improvements, and regardless of the period of time remaining in the Term) of the Premises. Tenant shall not use or allow the Premises to be used (a) in violation of any recorded covenants, conditions and restrictions now or hereafter affecting the Premises or of any law or governmental rule or regulation, or of any certificate of occupancy issued for the Premises, or (b) for any unlawful purpose. Tenant shall not cause, maintain or permit any nuisance in, on or about the Premises, nor commit or suffer to be committed any waste in, on or about the Premises.

Notwithstanding the foregoing, Landlord shall be obligated, at its sole cost, to comply with all applicable laws, statutes, codes, rules and regulations now or hereafter in force, including, without limitation, the provisions of the Americans with Disabilities Act (“ADA”), relating to the exterior of the Building, except with respect to improvements required as a result of, or in connection with, Tenant’s specific use of the Premises (as opposed to occupancy and use by tenants in general) and/or any alterations to the Premises undertaken by Tenant during the Term and/or except where Tenant’s alterations to the Premises and/or Tenant’s specific use of the Premises triggers a legal compliance requirement with respect to the exterior of the Building.

6.2 Signs and Auctions. Subject to the approval of all applicable governmental and quasi-governmental entities, and subject to all applicable governmental and quasi-governmental laws, rules, regulations and codes, Landlord hereby grants Tenant the right, at Tenant’s sole cost end expense, to maintain the existing exterior identification signs on the face of the Building (the “Exterior Signs”) installed by Tenant under the Existing Lease. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of such signage and the repair of all damage to the Building caused by such removal, normal wear and tear excepted. If Tenant fails to so remove such signs, then Landlord shall have the right to do at Tenant’s sole reasonable cost and expense. Except for such signage, Tenant may not install any signs on the exterior of the Building, without Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall have no right to conduct any auction in, on or about the Premises.

6.3 Refuse and Sewage. Tenant agrees not to keep any trash, garbage, waste or other refuse on the Premises except in sanitary containers and agrees to regularly and at reasonable intervals remove same from the Premises. Tenant shall keep all containers or other equipment used for storage of such materials in a reasonably clean and sanitary condition. Tenant shall, at Tenant’s sole cost and expense, properly dispose of all sanitary sewage and shall not use the sewage disposal system for the disposal of anything except sanitary sewage. Tenant shall keep the sewage disposal system free of all obstructions and in good operating condition. Tenant shall contract directly for all trash disposal services at Tenant’s sole cost and expense.

6.4 Hazardous Materials.

6.4.1 Definitions: As used in this Lease, the following terms have the following meanings:

(a) “Environmental Law” means any federal, state or local statutory or common law, or any regulation, ordinance, code, order or permit relating to (a) the environment, human health or safety, including, without limitation, emissions, discharges, releases or threatened releases of Hazardous Materials (as defined below) into the environment (including, without limitation, air, surface water, groundwater or land), or (b) the manufacture, generation, refining, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport, arranging for transport, or handling of Hazardous Materials.

(b) “Environmental Permits” mean collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with, any Environmental Law.

(c) “Hazardous Materials” shall mean and include any hazardous of toxic materials, substances or wastes as now or hereafter designated or regulated under any Environmental Law, including, without limitation, asbestos, petroleum, petroleum hydrocarbons and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”), and freon and other chlorofluorocarbons; provided, however, that Hazardous Materials shall not include ordinary and general office supplies, such as copier toner, liquid paper, glue, ink and common household cleaning materials as well as other materials used and stored by Tenant in the Premises as part of Tenant’s Permitted Use, all to the extent used and stored in compliance with all Environmental Laws (some or all of which may otherwise constitute “Hazardous Materials” as defined in this Lease).

(d) “Release” shall mean with respect to any Hazardous Materials, any release, deposit, discharge, emission, leaking, pumping, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

6.4.2 Tenant’s Obligations - Environmental Permits. Subject to Landlord’s express obligations hereunder. Tenant will (i) obtain and maintain in full force and effect all Environmental Permits that may be required from time to time under any Environmental Laws applicable to Tenant or Tenant’s use of the Premises (including Tenant’s alterations to the Premises) and (ii) be and remain in material compliance with all terms and conditions of all such Environmental Permits and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws applicable to Tenant or the Premises.

6.4.3 Tenant’s Obligations - Hazardous Materials. Tenant agrees not to cause or permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the Premises, or any other portion of the Property by Tenant, its agents, employees, subtenants, assignees, licensees, contractors or invitees (collectively, “Tenant’s Parties”) (except for ordinary and general office supplies, such as copier toner, liquid paper, glue, ink and common household cleaning materials as well as other materials used and stored by Tenant in the Premises as part of

Tenant’s Permitted Use, all to the extent used and stored in compliance with all Environmental Laws (some or all of which may constitute “Hazardous Materials” as defined in this Lease)), without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute (but good faith) discretion. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building and the Property, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building and/or the Property or any portion thereof by Tenant or any of Tenant’s Parties during the Term of this Lease and/or during the term of the Existing Lease.

6.4.4 Landlord’s Right to Conduct Environmental Assessment. At any time during the Lease Term and upon at least twenty (20) days written notice to Tenant, provided Landlord and its consultants exercise their commercially reasonable efforts to minimize interference with Tenant’s use and enjoyment of the Premises, Landlord shall have the right, at Landlord’s sole cost and expense (except as otherwise provided below), to conduct an environmental assessment of the Premises (as well as any other areas in, on or about the Property that Landlord reasonably believes may have been affected adversely by Tenant’s use of the Premises (collectively, the “Affected Areas”) in order to confirm that the Premises and the Affected Areas do not contain any Hazardous Materials in violation of applicable Environmental Laws or under conditions constituting or likely to constitute a release of Hazardous Materials. Such environmental assessment shall be a so-called “Phase I” assessment or such other level of investigation which shall be the standard of diligence in the purchase or lease of similar property at the time, together with, at Landlord’s sole cost and expense (except as otherwise provided below), any additional investigation and report which would customarily follow any discovery contained in such initial Phase I assessment (including, but not limited to, any so-called “Phase II” report). In the event a Phase I or Phase II assessment performed by Landlord pursuant to this Section 6.4.4 discloses a violation by Tenant of the terms of this Section 6.4, Tenant shall reimburse Landlord for the reasonable costs of such Phase I or Phase II assessments, as applicable, within thirty (30) days of receipt of Landlord’s written invoice therefor.

6.4.5 Tenant’s Obligations to perform Corrective Action. If the data from any environmental assessment authorized and undertaken by Landlord pursuant to Section 6.4.4 indicates there has been a Release, threatened Release or other conditions with respect to Hazardous Materials on, under or emanating from the Premises and the Affected Areas caused solely by Tenant or Tenant’s Parties that may require any investigation and/or active response action, including without limitation active or passive remediation and monitoring or any combination of these activities (“Corrective Action”), Tenant shall promptly undertake Corrective Action with respect to contamination if, and to the extent, required by applicable Environmental Law and the governmental authority exercising jurisdiction over the matter. Any Corrective Action performed by Tenant will be performed with Landlord’s prior written approval and in accordance with applicable Environmental Laws, at Tenant’s sole cost and expense and by a environmental consulting firm (reasonably acceptable to Landlord), provided Tenant shall not be responsible for any increased costs of Corrective Action resulting from Landlord’s unreasonable withholding or delay of any approval of Landlord required by this Section 6.4. Tenant may perform the Corrective Action before or after the expiration or earlier termination of this Lease, to the extent permitted by governmental agencies with jurisdiction over the Premises, the Building and the Property. Tenant or its consultant may install, inspect, maintain, replace and operate remediation equipment and conduct the Corrective Action as it considers necessary, subject to Landlord’s reasonable approval. Tenant and Landlord shall, in good faith, cooperate with each other with respect to any Corrective Action after the expiration or earlier termination of this Lease so as not to interfere unreasonably with the conduct of Landlord’s or any third party’s business on the Premises, the Building and the Property. Landlord shall provide access until Tenant delivers information reasonably satisfactory to Landlord that Tenant’s Corrective Action activities on the Premises and the Affected Areas satisfy applicable Environmental Laws. Tenant’s delivery of a “no further action” letter or substantially similar document reasonably satisfactory to Landlord from the applicable governmental agency shall in all events be deemed reasonably satisfactory. Tenant also agrees to use reasonable efforts to locate its remediation and/or monitoring equipment, if any (subject to the requirements of Tenant’s consultant and governmental agencies with jurisdiction over the Premises, the Building and the Property) in a location which will allow Landlord, to the extent reasonably practicable, the ability to lease the Premises, the Building and the Property to a subsequent user. Landlord has provided Tenant with a copy of that certain Phase I Environmental Site Assessment prepared by VERTEX Environmental Services, Inc. dated November 30, 2006 (the “Phase I Site Assessment”) and Landlord, to its actual knowledge, has no additional environmental reports, tests, and/or data relating to the environmental condition of the Premises in its possession or control. In the event Landlord conducts an environmental assessment pursuant to Section 6.4.4, Landlord shall promptly provide Tenant with a copy of any such environmental assessment together with reasonable supporting documentation.

6.4.6 Tenant’s Duty to Notify Landlord regarding Releases. Tenant agrees to promptly notify Landlord of any release of Hazardous Materials in the Premises, the Building or any other portion of the Property which Tenant becomes aware of during the Term of this Lease, whether caused by Tenant or any other persons or entitles. In the event of any release of Hazardous Materials caused by Tenant or any of Tenant’s Parties, Landlord shall have the right, but not the obligation, to cause Tenant, at Tenant’s sole cost and expense, to promptly take all steps required by applicable Environmental Laws that Landlord reasonably deems necessary or appropriate to remediate such release and prevent any similar future release to the reasonable satisfaction of Landlord. Tenant will, upon the request of Landlord at any time during which Landlord has reason to believe that Tenant is not in compliance with this Section 6.4. (and in any event no earlier than sixty (60) days and no later than thirty (30) days prior to the expiration of this Lease), cause to be performed an environmental audit of the Premises at Landlord’s expense (except as otherwise provided below) by an established environmental consulting firm reasonably acceptable to Landlord. In the event the audit indicates that Corrective Action is required as a result of a Release by Tenant or Tenant’s Parties then Tenant shall promptly perform the same at its sole cost and expense and shall reimburse Landlord for the reasonable costs of such audit within thirty (30) days of receipt of written request by Landlord.

6.4.7 Tenant’s Environmental Indemnity. Subject to Landlord’s covenants hereunder, to the fullest extent permitted by law, Tenant agrees to promptly Indemnify, protect, defend and hold harmless Landlord and Landlord’s members, partners, officers, directors, shareholders, employees, agents, successors and assigns (collectively, “Landlord Indemnified Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises, the Building or any other portion of the Property and which are caused by Tenant or any of Tenant’s Parties during the Term of this Lease and/or during the term of the Existing Lease, including arising from or caused in whole or in part, directly or indirectly, by (i) the presence in, on, under or about the Premises and the Affected Areas, of any Hazardous Materials (caused by Tenant or any of Tenant’s Parties during the Term of this Lease or the term of the Existing Lease); (ii) Tenant’s or other user’s actual, proposed or threatened use, treatment, storage, transportation, holding, existence, disposition, manufacturing, control, management, abatement, removal, handling, transfer, generation or release (past, present or threatened) of Hazardous Materials to, in, on, under, about or from the Premises and the Affected Areas; (iii) any past, present or threatened non-compliance or violations of any Environmental Laws in connection with Tenant and/or the Premises and/or the Affected Areas, (iv) personal injury claims (v) the payment of any environmental liens, or the disposition, recording, or filing or threatened disposition, recording or filing of any environmental lien encumbering or otherwise affecting the Premises and/or the Affected Areas, (vi) reasonable attorneys’ fees, consulting fees and expert fees, (vii) the cost of any investigation of site conditions, and (viii) the cost of any repair, clean-up or remediation ordered by any governmental or quasi-governmental agency or body or otherwise deemed necessary in Landlord’s reasonable judgment. Tenant’s obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs of any required or necessary repair, cleanup or detoxification or decontamination of the Premises, the Building and/or the Property, or the preparation and implementation of any closure, remedial action or other required plans in connection therewith. For purposes of the indemnity provisions in this Section 6.4, any acts or negligent omissions of Tenant and/or Tenant’s employees, agents, assignees, contractors or subcontractors of Tenant or others acting for or on behalf of Tenant shall be strictly attributable to Tenant. The provisions of this Section 6.4.7 will survive the expiration or earlier termination of this Lease.

6.4.8 Landlord’s Environmental Indemnity. Landlord shall indemnify, protect, defend, and hold harmless Tenant from and against all claims, suits, actions, causes of action, assessments, losses, penalties, costs, damages and expenses, including, without limitation, attorneys’ fees, sustained or incurred by Tenant pursuant to any Environmental Law with respect to any Hazardous Materials present in, upon or beneath the Premises, the Building or the related Property and which are caused by or permitted to be released by Landlord and/or its employees, contractors, or agents; provided, this indemnification shall not apply with respect to any Hazardous Materials released by Tenant or any Tenant Parties at the Property under this Lease or during the term of the Existing Lease; provided further, however, that Landlord’s indemnity obligations shall not extend to loss of profits, loss of business or any other consequential damages which may be suffered by Tenant.

7. Payments and Notices. All Rent and other sums payable by Tenant to Landlord hereunder shall be paid to Landlord at the address designated in Section 1.1 of the Summary, or to such other persons and/or at such other places as Landlord may hereafter designate in writing. Any notice required or permitted to be given hereunder must be in writing and given by nationally recognized overnight courier or express mailing service), facsimile transmission sent by a machine capable of confirming transmission receipt, with a hard copy of such notice delivered no later than one (1) business day after facsimile transmission by another method specified in this Section 7, or by registered or certified mail, postage prepaid, return receipt requested, addressed to Tenant at the address(es) designated in Section 1.2 of the Summary, or to Landlord at the address(es) designated in Section 1.1 of the Summary. Either party may, by written notice to the other, specify a different address for notice purposes. Notice given in the foregoing manner shall be deemed given (i) when actually received or refused by the party to whom sent if delivered by a carrier or personally served or (ii) if mailed, on the day of actual delivery or refusal as shown by the certified mail return receipt or the expiration of three (3) business days after the day of mailing, whichever first occurs. For purposes of this Section 7, a “business day” is Monday through Friday, excluding holidays observed by the United States Postal Service.

8. Brokers. Landlord has entered into an agreement with the real estate broker (if any) specified in Section 1.9 of the Summary as representing Landlord (“Landlord’s Broker”), and Landlord shall pay any commissions or fees that are payable to Landlord’s Broker with respect to this Lease in accordance with the provisions of a separate commission contract. Tenant represents that it has not had any dealings with any real estate broker, finder or intermediary with respect to this Lease, other than Landlord’s Broker and the broker specified in Section 1.9 of the Summary as representing Tenant (“Tenant’s Broker”) and Landlord shall pay any commissions or fees that are payable to Tenant’s Broker with respect to this Lease in accordance with the provisions of a separate commission contract. Landlord shall have no further or separate obligation for payment of commissions or fees to any other real estate broker, finder or intermediary. Each party represents and warrants to the other, that, to its knowledge, no other broker, agent or finder (a) negotiated or was Instrumental in negotiating or consummating this Lease on its behalf, or (b) is or might be entitled to a commission or compensation in connection with this Lease. Tenant shall indemnify, protect, defend (by counsel reasonably approved in writing by Landlord) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys’ fees and court costs) resulting from any breach by Tenant of the foregoing representation, including, without limitation, any claims that may be asserted against Landlord by any broker, agent or finder undisclosed by Tenant herein. Landlord shall indemnify, protect, defend (by counsel reasonably approved in writing by Tenant) and hold Tenant harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys’ fees and court costs) resulting from any breach by Landlord of the foregoing representation, including, without limitation, any claims that may be asserted against Tenant by any broker, agent or finder undisclosed by Landlord herein. The foregoing indemnities shall survive the expiration or earlier termination of this Lease.

9. Surrender; Holding Over.

9.1 Surrender of Premises. Upon the expiration or sooner termination of this Lease. Tenant shall surrender all keys for the Premises to Landlord, and, subject to casualty, condemnation, and Landlord’s maintenance, repair, and restoration obligations hereunder Tenant shall deliver exclusive possession of the Premises to Landlord broom clean (with respect to the Building) and in first-class condition and repair, reasonable wear and tear excepted, with all of Tenant’s personal property (and those items, if any, of Tenant Improvements and Tenant Changes identified by Landlord pursuant to Section 12.2 below) removed therefrom and all damage caused by such removal repaired, as required pursuant to Sections 12.2 and 12.3 below.

9.2 Holding Over. If Tenant holds over after the expiration or earlier termination of the Lease Term, then, without waiver of any right on the part of Landlord as a result of Tenant’s failure to timely surrender possession of the Premises to Landlord, Tenant shall become a tenant at sufferance only, upon the terms and conditions set forth in this Lease so far as applicable (including Tenant’s obligation to pay all costs, expenses and any other additional rent under this Lease), but at a Monthly Rent equal to one hundred fifty percent (150%) of the Monthly Rent applicable to the Premises immediately prior to the date of such expiration or earlier termination. Acceptance by Landlord of rent after such expiration or earlier termination shall not constitute a consent to a hold over hereunder or result in an extension of this Lease. Tenant shall pay an entire month’s Monthly Rent calculated in accordance with this Section 9.2 for any portion of a month if holds over and remains in possession of the Premises pursuant to this Section 9.2.

9.3 No Effect on Landlord’s Rights. The foregoing provisions of this Section 9 are in addition to, and do not affect, Landlord’s right of re-entry or any other rights of Landlord hereunder or otherwise provided at law or in equity.

10. Taxes.

10.1 Real Property Taxes. Tenant agrees to pay all general and special real property taxes, assessments, liens, bond obligations, license fees or taxes, commercial rent taxes and any similar impositions in-lieu of other impositions now or previously within the definition of real property taxes or assessments and any and all assessments under any covenants, conditions and restrictions affecting the Premises (collectively “Real Property Taxes”) which may be now or hereafter levied or assessed against the Premises applicable to the period from the Commencement Date, until the expiration or sooner termination of this Lease. Real Property Taxes shall include, by way of illustration but not limitation, the following: (a) any tax on Landlord’s “right” to rent or “right” to other income from the Premises or as against Landlord’s business of leasing the Premises; (b) any assessment tax, fee, levy or charge in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real, property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June, 1978 election and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies and charges be included within the definition of “real property taxes” for the purposes of this Lease; (c) any assessment, tax, fee, levy or charge allocable to or measured by the area of the Premises or the Rent payable by Tenant hereunder, including, without limitation, any gross receipts tax or excise tax levied by state, city or federal government, or any political subdivision thereof, with respect to the receipt of such Rent, or upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant and of the Premises; (d) any assessment, tax, fee, levy or charge upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and/or (e) any assessment, tax, fee, levy or charge by any governmental agency related to any transportation plan, fund or system (including assessment districts) instituted within the geographic area of which the Premises make a part, but Real Property Taxes shall expressly exclude, income or franchise taxes, capital stock, inheritance, estate, gift, transfer taxes (including so-called transfer taxes associated with any conveyance), deed stamps, conveyance fees or taxes, impact or development fees, rent, revenue, succession or similar tax levied against Landlord or the Premises or any portion thereof, other business taxes, or any other taxes imposed upon or measured by the Landlord’s income or profits, except to the extent the same shall be imposed in lieu of real estate or other ad valorem taxes.

All Real Property Taxes for the tax year in which this Lease terminates shall be apportioned and adjusted so that Tenant shall not be responsible for any Real Property Taxes for a period of time occurring subsequent to the expiration of the Lease term.

Tenant agrees to pay to Landlord the total Real Property Taxes prior to delinquency after Landlord’s presentation to Tenant of a true and correct copy of the tax bill. Failure of Tenant to pay to Landlord said Real Property Taxes as and when herein specified shall, in addition to all other rights and remedies of Landlord hereunder, subject Tenant to any fine, penalty, interest, or cost which Landlord may incur as a result thereof, provided that in no event shall Tenant be responsible for any such fine, penalty, interest or cost resulting from Landlord’s failure to present such tax bill to Tenant on or prior to the date thirty (30) days prior to the due date therefor. If applicable, Tenant shall, within thirty (30) days after demand, reimburse Landlord for any such fine, penalty, interest, or cost, together with interest thereon at the Interest Rate.

Landlord agrees to use its commercially reasonable efforts to contest any tax, fee or assessment wholly or partially paid or reimbursed by Tenant to the same extent as Landlord would contest the same if Landlord had paid the tax, fee or assessment itself. Landlord shall reimburse Tenant for Tenant’s appropriate share of any and all amounts recovered by Landlord as a result of such contest after deducting Landlord’s reasonable, actually-incurred costs of such contest.

10.2 Personal Property Taxes. Tenant shall be liable for, and shall pay before delinquency, all taxes and assessments (real and personal) levied against (a) any personal property or trade fixtures placed by Tenant in or about the Premises (including any increase in the assessed value of the Premises based upon the value of any such personal property or trade fixtures); and (b) any improvements or alterations in the Premises (if installed and paid for by Tenant). If any such taxes or assessments are levied against Landlord or Landlord’s property, Landlord may, after written notice to Tenant (and under proper protest if requested by Tenant) pay such taxes and assessments, and Tenant shall reimburse Landlord therefor within thirty (30) days after receipt of written demand from Landlord; provided, however, Tenant, at its sole cost and expense, shall have the right, with Landlord’s cooperation, to bring suit in any court of competent jurisdiction to recover the amount of any such taxes and assessments so paid under protest.

11. Repairs.

11.1 Tenant’s Repair Obligations. Except for Landlord’s obligations under Sections 11.2, and subject to the replacement provisions set forth in Section 11.3, Tenant shall at all times and at Tenant’s sole cost and expense, keep, maintain, clean, repair, renovate, retrofit, replace and preserve the Premises and all non-structural parts thereof, including, without limitation, utility meters, plumbing, pipes and conduits, all heating, ventilating and air conditioning systems located within the Premises, all fixtures, furniture and equipment, Tenant’s signs, if any, locks, closing devices, security devices, windows, window sashes, casements and frames, floors and floor coverings, shelving, restrooms, ceilings, interior walls, roof (membrane only), skylights, interior and demising walls, doors, electrical and lighting equipment, sprinkler systems, Parking Areas (as hereinafter defined), driveways, walkways, loading dock areas and doors, rail spur areas, fences, signs, lawns and landscaping, if any, all Tenant improvements, Tenant Changes or other alterations, additions and other property and/or fixtures located within the Premises in good condition and repair, reasonable wear and tear, condemnation, casualty, and Landlord’s express repair, replacement, and restoration obligations excepted. Tenant’s repair and maintenance obligations shall include, but not be limited to, slurry coating the Parking Areas as necessary to property maintain the asphalt, but not more often than once every thirty-six (36) months (subject to Landlord’s initial obligation to slurry coat the Parking Areas as set forth in Section 11.2 below); Parking Area and driveway sweeping and repairing; and responsibility for painting. Except for Landlord’s obligations in Section 11.2 below, Tenant shall at all times during the Term make all structural and non-structural changes, repairs and improvements to the Premises of every kind and nature, whether ordinary or extraordinary, foreseen or unforeseen, which may be required by any applicable laws or for the safety of the Premises, if and to the extent required by Section 6 above. Tenant agrees to procure and maintain maintenance contracts (reasonably pre-approved by Landlord) for Tenant’s obligations hereunder with reputable, licensed contractors reasonably pre-approved by Landlord, such approval not be unreasonably withheld, conditioned or delayed. Such maintenance and repairs shall be performed with due diligence, lien-free and in a good and workmanlike manner.

11.2 Landlord’s Repair Rights and Obligations. Except as provided in this Section 11.2 below, Landlord has no obligation whatsoever to alter, remodel, improve, repair, renovate, retrofit, replace, redecorate or paint all or any part of the Premises. Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect (including the provisions of California Civil Code Section 1942 and any successive sections or statutes of a similar nature), it being agreed that Tenant and Landlord have by this Lease made specific provisions for such repairs and have defined their obligations relating thereto. If Tenant fails to perform Tenant’s obligations under Section 11.1 hereof, or under any other provision of this Lease, then Landlord shall have the option (but not the obligation) to enter upon the Premises after thirty (30) days’ prior written notice to Tenant, or in the case of an emergency immediately without prior notice (provided Landlord agrees to give as much notice as reasonably practicable under the circumstances), to perform, such obligations on Tenant’s behalf necessary to return the Premises to good order, condition and repair, whereupon the reasonable costs actually incurred by Landlord shall become due and payable to Landlord, upon demand, together with a fee of ten percent (10%) of the costs of such work for Landlord’s managing agent within thirty (30) days of receipt by Tenant of written demand by Landlord (which ten percent (10%) fee shall apply only in the event Landlord is entitled and in fact performs such work due to a failure of Tenant to perform its obligations hereunder). Notwithstanding anything above to the contrary, promptly following written notice thereof from Tenant, Landlord shall, at its cost, repair and maintain the exterior walls, foundations and other structural portions of the Building, including, without limitation, the roof (with Tenant being responsible for the roof membrane); provided, however, to the extent such maintenance or repairs are required as a result of any act, neglect, fault or omission of Tenant or any of Tenant’s Parties (subject to the mutual waiver of subrogation set forth in Section 21) or otherwise made necessary due to Tenant’s specific use (as opposed to general occupancy of the Premises) or Tenant’s Changes to the Premises, Tenant shall pay to Landlord within thirty (30) days of receipt by Tenant of written demand from Landlord, as additional rent, the actually-incurred costs of such maintenance and repairs, together with a fee of ten percent (10%) of said costs (which ten percent (10%) fee shall apply only in the event such repairs are actually performed by Landlord and necessitated by Tenant’s or Tenant’s Parties act, neglect, fault, or omission or necessitated by Tenant’s specific use). Within the first six (6) months from the Commencement Date, Landlord shall, at its sole cost, slurry coat and stripe the Parking Areas of the Project owned by Landlord exercising commercially reasonable efforts to minimize interruption to Tenant’s use of the Parking Areas during the process of such slurry coating. As used herein “Parking Areas” shall mean the existing paved parking areas on the Property owned in fee by Landlord and depicted (by hatching) on Exhibit A attached hereto and incorporated herein by reference.

11.3 Replacements. Subject to the mutual waiver of subrogation set forth in Section 21, if an item (such as roof membrane or an existing HVAC unit serving the Premises) required to be maintained by Tenant pursuant to Section 11.1 cannot be repaired other than at a cost which (in Tenant’s commercially reasonable good faith opinion utilizing sound business Judgment) is in excess of twenty-five percent (25%) of the cost of replacing such item, then, in such event, such item shall be replaced by Landlord upon Tenant’s request, and the cost thereof shall be prorated between the parties and Tenant shall only be obligated to pay, each month during the remainder of the Term of this Lease, on the date on which Monthly Rent is due, an amount equal to the product of multiplying the cost of such replacement by a fraction, the numerator of which is one, and the denominator of which is the number of months of the useful life of such capital expenditures as reasonably determined by Landlord but not to exceed ten (10) years in any event. For purposes of the payment hereunder, the cost of such replacement shall be amortized on a straight line basis over the useful life of such replacement as determined in accordance with this Section 11.3.

11.4 Condition of Premises. Tenant acknowledges and agrees that, except to the extent otherwise specifically set forth in this Lease, Landlord has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guarantees of any kind or character whatsoever concerning or with respect to (a) the value, nature, quality or condition of the Premises; (b) the suitability of the Premises for any and all activities and uses which Tenant may conduct thereon; (c) the compliance of the Premises with any laws, rules, ordinances or regulations of any applicable governmental authority or body, including, without limitation, environmental laws (collectively, “Laws”); (d) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Premises; (e) the manner or quality of the construction or materials incorporated into the Premises; (f) the manner, quality, state of repair or lack of repair of the Premises; or (g) any other matter with respect to the Premises. Tenant further acknowledges and agrees that, except to the extent specifically set forth in this Lease, the leasing of the Premises as provided for herein is made on an “AS-IS” condition and basis with all faults. Landlord shall have no liability or responsibility for any latent or patent defects in the Premises. Except for damages arising from Landlord’s failure to perform its obligations under Section 11.2, Tenant and anyone claiming by, through or under Tenant hereby fully and irrevocably releases Landlord from any and all claims that it may now have or hereafter acquire against Landlord for any cost, loss, liability, damage, expense, demand, action or cause of action arising from or related to any construction defects, errors, omissions or other conditions, including, but not limited to, environmental matters, now or hereafter affecting the Premises. This release includes claims of which Tenant is presently unaware or which Tenant does not presently suspect to exist in its favor which, if known by Tenant, would materially affect Tenant’s release of Landlord.

11.5 Tenant’s Self-Help Rights. Notwithstanding anything to the contrary set forth in this Section 11, If Tenant provides written notice to Landlord of the need for repairs and/or maintenance which are Landlord’s obligation to perform under Section 11.2 above, and Landlord falls to undertake such repairs and/or maintenance within thirty (30) days after receipt of such notice (or such longer time as is reasonably necessary if more than thirty (30) days are reasonably required to complete such repairs and Landlord commences such repairs within such 30-day period and thereafter diligently attempts to complete same), then Tenant may, at its option and without limiting all other available remedies, proceed to undertake such repairs and/or maintenance upon delivery of an additional three (3) business days’ notice to Landlord that Tenant is taking such required action (provided, however, that no additional notice shall be required in the event of an emergency which threatens life or where there is imminent danger to property). If such repairs and/or maintenance were required under the terms of this Lease to be performed by Landlord and are not performed by Landlord prior to the expiration of such three (3) business day period (or the initial notice and repair period set forth in the first sentence of this Section 11.5 in the event of emergencies where no second notice is required) (the “Outside Repair Period”), then Tenant shall be entitled to reimbursement by Landlord of Tenant’s actual, reasonable, and documented costs and expenses in performing such maintenance and/or repairs. Such reimbursement shall be made within thirty (30) days after Landlord’s receipt of a reasonably established period invoice from Tenant of such costs and expenses, and if Landlord fails to so reimburse Tenant within such 30-day period then Tenant shall be entitled to offset against the Rent payable by Tenant under this Lease the amount of such invoice together with interest thereon at the Interest Rate, which shall have accrued on the amount of such invoice during the period from and after Tenant’s delivery of such invoice to Landlord through and including the earlier of the date Landlord delivers the payment to Tenant or the date Tenant offsets such amount against the Rent; provided, however, that the amount of offset shall be limited to thirty percent (30%) of each monthly payment of Monthly Rent (provided, however, in all events, Tenant shall be entitled to fully recover such costs during the Term so that the percentage of recovery from Monthly Rent may increase ratably as required in order to fully recover such costs over the remaining Term, provided further, however, that notwithstanding the foregoing to the contrary, if (i) Landlord delivers to Tenant prior to the expiration of the Outside Repair Period described above, a written objection to Tenant’s, right to receive any such reimbursement based upon Landlord’s good faith claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease, or (ii) Landlord delivers to Tenant, within thirty (30) days after receipt of Tenant’s invoice, a written objection to the payment of such invoice based upon Landlord’s good faith claim that such charges are excessive (in which case, Landlord shall reimburse Tenant, within such 30-day period, the amount Landlord contends would not be excessive), then Tenant shall not be entitled to such reimbursement or offset against Rent, but Tenant, as its sole remedy, may proceed to claim a default by Landlord. In the event Tenant undertakes such repairs, Tenant may utilize the services of any qualified contractor reasonably approved by Landlord (which approval shall not be unreasonably withheld, conditioned, or delayed) which normally and regularly performs similar work in comparable buildings in the general vicinity of the Building. Tenant shall comply with the other terms and conditions of this Lease if Tenant takes the required action, except that Tenant is not required to obtain Landlord’s consent for such repairs.

12. Alterations.

12.1 Tenant Changes; Conditions.

(a) Tenant shall not make any alterations, additions, improvements or decorations to the Premises (collectively, “Tenant Changes,” and individually, a “Tenant Change”) unless Tenant first obtains Landlord’s prior written approval thereof, which approval Landlord shall not unreasonably withhold, condition or delay. Notwithstanding the foregoing. Landlord’s prior approval shall not be required for any Tenant Change which satisfies all of the following conditions (hereinafter a “Pre-Approved Change”): (i) the costs of such Tenant Change does not exceed Twenty-Five Thousand Dollars ($25,000.00) individually; (ii) the costs of such Tenant Change when aggregated with the costs of all other Tenant Changes made by Tenant do not exceed One Hundred Thousand Dollars ($100,000.00) in any three (3) year period; (iii) If applicable, Tenant delivers to Landlord final plans, specifications and working drawings for such Tenant Change at least ten (10) days following completion of the work thereof; (iv) Tenant and such Tenant Change otherwise satisfy all other conditions set forth in this Section 12.1; and (v) the Tenant Change does not require a building permit and does not affect the structural, electrical mechanical, life-safety or exterior elements of the Premises (Including, by way of example, and not limitation, repainting re-carpeting, re-flooring, hanging wall coverings, installing low-voltage wiring and hanging pictures and shelving, cabinetry, re-tooling equipment, warehousing fixtures, or any other similar non-structural Tenant Changes).

(b) Prior to performing any Tenant Changes, Tenant shall submit to Landlord plans and specifications for such Tenant Changes for Landlord’s approval (provided such approval shall not be required with respect to Pre-Approved Changes). After Landlord has approved the Tenant Changes and the plans, specifications and working drawings therefor (or is deemed to have approved the Pre-Approved Changes as set forth in Section 12.1(a) above), Tenant shall: (i) enter into an agreement for the performance of such Tenant Changes with licensed and bondable contractors and subcontractors selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; and (ii) before proceeding with any Tenant Change, provide Landlord with at least ten (10) days’ prior written notice thereof. In addition, before proceeding with any Tenant Change, Tenant’s contractors shall obtain, on behalf of Tenant and at Tenant’s sole cost and expense (provided Landlord agrees, at no material cost to Landlord, to reasonably cooperate with Tenant and its contractors in obtaining the following permits and approvals): (A) all necessary governmental permits and approvals for the commencement and completion of such Tenant Change; and (B) at Landlord’s reasonable request, a completion and lien indemnity bond, or other surety, satisfactory to Landlord for such Tenant Change (provided, however, that Landlord shall waive the imposition of such bond/surety for Tenant Changes made by Tenant or any Affiliate Assignee). Landlord’s approval of any contractor(s) and subcontractor(s) of Tenant shall not release Tenant or any such contractor(s) and/or subcontractor(s) from any liability for any conduct or acts of such contractor(s) and/or subcontractor(s). Further, Landlord’s approval of Tenant Changes and the plans therefor will create no liability or responsibly on Landlord’s part concerning the completeness of same or their design sufficiency or compliance with laws.

(c) All Tenant Changes shall be performed: (i) in accordance with the plans, specifications and working drawings pre-approved by Landlord, if applicable; (ii) lien-free (subject to the terms and conditions of Section 13) and in a good and workmanlike manner; (iii) in compliance with all laws, rules and regulations of all governmental agencies and authorities including, without limitation, applicable building permit requirements and the provisions of Title III of the ADA and all applicable Environmental Laws; (iv) by licensed and/or bondable contractors and subcontractors approved by Landlord (such approval not to be unreasonably withheld, conditioned, or delayed) and (v) at such times, in such manner and subject to such rules and regulations as Landlord may from time to time reasonably designate. In no event shall any Landlord-approved Tenant Changes to the roof of the Building cause a violation of any roof warranty maintained by Landlord.

(d) Throughout the performance of the Tenant Changes, Tenant shall obtain, or cause its contractors to obtain, workers compensation insurance and commercial general liability insurance in compliance with the provisions of Section 20 of this Lease.

12.2 Removal of Tenant Changes and Tenant Improvements. Unless Tenant elects to remove such Tenant Changes pursuant to the terms of this Lease, all Tenant Changes (and the existing tenant improvements in the Premises (whether installed or paid for by Landlord or Tenant) (the “Tenant Improvements”)), shall become the property of Landlord and shall remain upon and be surrendered with the Premises at the end of the Term of this Lease except Tenant’s trade fixtures, which shall remain the property of Tenant and removed pursuant to the terms of Section 12.3 hereof; provided that in no event shall Tenant have any obligation to remove any Tenant improvements. Notwithstanding the foregoing, Tenant shall be obligated to repair and restore any portion of the foundation/slab of the Building where Tenant placed/removed equipment under this Lease and/or the Existing Lease as well as filling in any pits.

12.3 Removal of Personal Property. All articles of personal property owned by Tenant or installed by Tenant at its expense in the Premises (including business and trade fixtures, furniture and movable partitions including, without limitation, the warehouse cranes and pits) shall be, and remain, the property of Tenant, and shall, at Landlord’s option, be removed by Tenant from the Premises, at Tenant’s sole cost and expense, on or before the expiration or sooner termination of this Lease. Tenant shall repair any damage caused by such removal.

12.4 Tenant’s Failure to Remove. If Tenant fails to remove by the expiration or sooner termination of this Lease all of its personal property, or perform its repair and restoration obligations pursuant to Sections 12.2 and 12.3 above, then Landlord may, (without liability to Tenant for loss thereof), at Tenant’s sole cost and in addition to Landlord’s other rights and remedies under this Lease, at law or in equity: (a) perform such repair and restoration obligations; or (b) remove and store such items in accordance with applicable law; and/or (c) upon thirty (30) days’ prior notice to Tenant sell all or any such items at private or public sale for such price as Landlord may obtain as permitted under applicable law. Landlord shall apply the proceeds of any such sale to any amounts due to Landlord under this Lease from Tenant (including Landlord’s attorneys’ fees and other costs incurred in the removal, storage and/or sale of such items), with any remainder to be paid to Tenant.

12.5 Refurbishment Allowance. Notwithstanding anything to the contrary contained herein, Tenant shall be entitled to renovate the Premises in accordance with this Section 12.5 and otherwise in accordance with this Section 12. In connection therewith, Tenant shall be entitled to a tenant refurbishment allowance (the “Refurbishment Allowance”) in the amount of Fifty Thousand Dollars ($50,000.00) for the costs relating to the design and construction of certain renovations in the Premises (the “Refurbished Improvements”). The Refurbishment Improvements shall constitute Pre-Approved Changes not requiring Landlord’s prior approval, provided that the cost thresholds set forth in Section 12.1(a) clauses (i) and (ii) shall not apply to the Refurbishment Improvements (i.e., Tenant may construct an improvement costing in excess of Twenty-Five Thousand Dollars ($25,000) without seeking Landlord’s prior consent, except as hereinafter set forth). Tenant may, at Tenant’s option, apply the Refurbishment Allowance to structural Tenant Changes, or any other Tenant Changes requiring a building permit, provided, however, that in such event, Tenant shall be required to obtain Landlord’s prior written consent, not to be unreasonably withheld, conditioned, or delayed, in accordance with the terms and conditions of this Article 12.

(a) Refurbishment Allowance items. The Refurbishment Allowance shall be disbursed by Landlord following completion of the Refurbished Improvements for the following items and costs only (collectively, the “Refurbishment Allowance Items”):

(i) Payment of the fees of the architect and engineer(s) retained by Tenant (if any), including, without limitation, the cost of preparing plans and specifications for the Refurbished Improvements, if any (“Refurbishment Drawings”);

(ii) The payment of plan check, permit and license fees relating to construction of the Refurbished Improvements;

(iii) The cost of construction of the Refurbished Improvements, including, without limitation, testing and inspection costs, trash removal costs, and contractors’ fees and general conditions;

(iv) The cost of any changes to the Refurbishment Drawings or Refurbished improvements required by applicable building codes; and

(v) Sales and use taxes and Title 24 fees.

(b) Disbursement of Refurbishment Allowance. Provided that Tenant is not in default on any of its obligations under the Lease, as amended herein, upon completion of any Refurbished Improvements, Landlord shall make a disbursement of the Refurbishment Allowance for Refurbishment

Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:

(i) Disbursement. Tenant shall deliver to Landlord: (i) a request for payment of Tenant or Tenant’s general contractor in commercially reasonable form; (ii) copies of invoices from all contractors, subcontractors, laborers, materialmen and suppliers used by Tenant in connection with the Refurbished improvements, for labor rendered and materials delivered to the Premises for the Refurbished improvements; (iii) executed conditional mechanics’ lien releases from all of contractors, subcontractors, laborers, materialmen and suppliers in such form and content as reasonably required by Landlord with respect to the Refurbishment improvements for which Tenant is requesting disbursement conditioned only upon the payment of invoices being requested by Tenant for payment; and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. Promptly thereafter (in all events within thirty (30) days), assuming Landlord receives all of the applicable information described in items (i) through (iv), above, Landlord shall deliver a check made payable to Tenant in payment of the amounts so requested by Tenant (but in no event to exceed the amount of the Refurbishment Allowance). Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

(ii) Other Terms. Landlord shall only be obligated to make disbursements from the Refurbishment Allowance to the extent costs are incurred by Tenant for Refurbishment Allowance Items. All Refurbishment Allowance items for which the Refurbishment Allowance has been made available shall be deemed Landlord’s property. In no event shall Tenant be entitled to any credit for any unused portion of the Refurbishment Allowance. All drafts of the Refurbishment Drawings, if any (pertaining to structural Tenant Changes or Tenant Changes otherwise requiring a building permit, only), shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed. Notwithstanding anything in this Section 12.5 to the contrary, in no event will Tenant be entitled to receive any portion of the Refurbishment Allowance for Refurbished Improvements that have not been completed on or before January 31, 2011 (and as long as Tenant has complied with the requirements of Section 12.5(b)(i) above on or before such date), provided, however, that such January 31, 2011 date shall be deemed extended until January 31, 2012 for Refurbished improvements consisting of maintenance and repairs to the Premises performed by Tenant.

13.	Liens and Landlord Lien Waiver.

13.1 Liens. Tenant shall not permit any mechanic’s, materialmen’s or other liens to be filed against all or any part of the Premises, nor against Tenant’s leasehold Interest in the Premises, by reason of or in connection with any repairs, alterations, improvements or other work contracted for or undertaken by Tenant or any other act or omission of Tenant or Tenant’s agents, employees, contractors, licensees or invitees. Tenant shall, at Landlord’s request, provide Landlord with enforceable, conditional and final lien releases (and other reasonable evidence reasonably requested by Landlord to demonstrate protection from liens) from all persons furnishing labor and/or materials with respect to the Premises. Landlord shall have the right at all reasonable times to post on the Premises and record any notices of non-responsibility which it deems necessary for protection from such liens. If any such liens are filed, Tenant shall, at its sole cost, cause the same to be discharged of record within thirty (30) days after the date Tenant receives notice of the filing of the same, or Tenant may contest such lien claim in accordance with applicable law provided Tenant diligently prosecutes such contest to completion. Upon the final determination of any such contest, Tenant shall pay the amount of such lien or part thereof, if any. as finally determined in such contest, together with any costs, fees, including reasonable attorneys’ fees, Interest, penalties, fines and other liability in connection therewith. Notwithstanding the foregoing, if Tenant falls to cause such lien to be so released or bonded within such thirty (30) day period. Landlord may, without waiving its rights and remedies based on such breach, and without releasing Tenant from any of its obligations, cause such lien to be released by any means it shall deem proper, including payment in satisfaction of the claim giving rise to such lien. Tenant shall pay to Landlord within ten (10) days after receipt of invoice from Landlord, any sum paid by Landlord to remove such liens, together with interest at the Interest Rate from the date of such payment by Landlord. Notice is hereby given that Landlord shall not be liable for any labor, services or materials furnished or to be furnished to Tenant, or to anyone holding the Premises through or under Tenant, and that no mechanics’ or other liens for any such labor, services or materials shall attach to or affect the Interest of Landlord in the Premises.

13.2 Landlord Lien Waiver. Tenant shall have the right to remove any and all of Tenant’s furniture, trade fixtures, equipment and other personal property (collectively, “Tenant’s Property”) at any time during the Term (or the Option Term, If applicable), provided that Tenant repairs any damage to the Premises caused by such removal. Some of Tenant’s Property hereafter installed and used by Tenant on the Premises may be financed by a third-party lender or lessor (collectively, an “Equipment Lienor”), and Landlord hereby agrees to recognize the rights of any such Equipment Lienor to remove Tenant’s Property from the Premises during the Lease Term (or the Option Term, if applicable), subject to the Lienor Requirements. Landlord agrees that all of Tenant’s Property installed or to be Installed on the Premises shall be and remain personal property and not real property. Landlord waives the right of distraint and agrees that it does not have and shall not assert any right, lien or claim in or to the financed or leased Tenant’s Property, and agrees that, subject to the Lienor Requirements, any Equipment Lienor may remove and dispose of such financed or leased Tenant’s Property prior to the expiration or earlier termination of this Lease, without reference to, and free and clear of, any demand of Landlord and that any damage from such removal is repaired as aforesaid. Upon Tenant’s request, Landlord shall promptly execute and deliver to Tenant a form of Landlord’s waiver reasonably acceptable to Landlord in favor of any Equipment Lienor; provided, however, that any such document must provide, in addition to any other terms Landlord reasonably deems necessary, the following (collectively, the “Lienor Requirements”): (i) such lender shall not have the right to place a lien on, nor remove, any item which is a part of Landlord’s realty or any other item which has been permanently affixed to the Premises or the Building other than fixtures and equipment installed by Tenant and not paid for with the Refurbishment Allowance, (ii) any removal of Tenant’s Property may be accomplished only during the Term of this Lease (or the Option Term, if applicable), upon reasonable prior written notice to Landlord and subject to Landlord’s reasonable rules and regulations; (iii) any such Equipment Lienor must agree to repair any damage to the Premises and the Building resulting from such removal and to Indemnify, defend and hold Landlord harmless from any and all loss, cost, damage, expense and liability (Including without limitation court costs and reasonably attorneys’ fees) Incurred in connection with or arising from such Equipment Lienor’s exercise of its rights under such lien and/or removal of any such items from the Premises, and (iv) no such Equipment Lienor shall be entitled to dispose of, sell or auction any such item at the Premises or the Project.

14. Assignment and Subletting.

14.1 Restriction on Transfer. Except with respect to a Permitted Transfer (as hereinafter defined), Tenant will not assign this Lease in whole or in part, nor sublet all or any part of the Premises (collectively and individually, a Transfer”), without the prior written consent of Landlord, which consent Landlord will not unreasonably withhold, condition or delay. In no event may Tenant encumber or hypothecate this Lease. The consent by Landlord to any assignment, encumbrance or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment or subletting. This prohibition against assigning or subletting shall be construed to include a prohibition against any assignment or subletting by operation of law. Irrespective of any assignment or sublease, Tenant shall remain fully liable under this Lease and shall not be released from performing any of the terms, covenants and conditions of this Lease. Without limiting in any way Landlord’s right to withhold its consent on any reasonable grounds, it is agreed that Landlord will not be acting unreasonably in refusing to consent to an assignment or sublease if, in Landlord’s opinion, (i) the net worth or financial capabilities of such assignee is less than that of Tenant at the date hereof, (ii) the proposed assignee or subtenant does not have the financial capability to fulfill the obligations imposed by the assignment or sublease, (iii) the proposed assignment or sublease involves a change of use of the Premises from that specified herein, or (iv) the proposed assignee or subtenant is not, in Landlord’s reasonable opinion, of reputable or good character. Except with respect to a Permitted Transfer, if Tenant is a corporation, limited liability company, or an unincorporated association or partnership, the transfer, assignment or hypothecation of any stock or interest in such entity in the aggregate in excess of forty-nine percent (49%) shall be deemed an assignment within the meaning and provisions of this Section 14.1.

14.2 Transfer Notice. Excepted with respect to a Permitted Transfer, If Tenant desires to effect a Transfer, then at least thirty (30) days prior to the date when Tenant desires the Transfer to be effective (the “Transfer Date”), Tenant agrees to give Landlord a notice (the “Transfer Notice”), stating the name, address and business of the proposed assignee, sublessee or other transferee (sometimes referred to hereinafter as “Transferee”), reasonable information (including references) concerning the character, ownership, and financial condition of the proposed Transferee, the Transfer Date, any ownership or commercial relationship between Tenant and the proposed Transferee, and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord may reasonably require.

14.3 Landlord’s Options. Within fifteen (15) days of Landlord’s receipt of any Transfer Notice, and any additional information requested by Landlord concerning the proposed Transferee’s financial responsibility, Landlord will notify Tenant of its election to do one of the following: (i) consent to the proposed Transfer subject to such reasonable conditions as Landlord may impose in providing such consent; or (ii) refuse such consent, which refusal shall be on reasonable grounds set forth in Landlord’s notice.

14.4 Additional Conditions. A condition to Landlord’s consent to any Transfer of this Lease will be the delivery to Landlord of a true copy of the fully executed instrument of assignment, sublease, transfer or hypothecation. Except with respect to Permitted Transfers, Tenant agrees to pay to Landlord, as additional rent, fifty percent (50%) of all sums and other consideration payable to and for the benefit of Tenant by the assignee or sublessee in excess of the rent payable under this Lease for the same period and portion of the Premises, in calculating excess rent or other consideration which may be payable to Landlord under this Section, Tenant will be entitled to deduct commercially reasonable third party brokerage commissions and attorneys’ fees and other amounts reasonably and actually expended by Tenant in connection with such assignment or subletting if acceptable written evidence of such expenditures is provided to Landlord. No Transfer will release Tenant of Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder but shall operate to transfer all rights of Tenant hereunder to the prospective assignee or such rights set forth in the agreement between such assignee or sublessee and Tenant. Landlord may require that any sublease shall provide that if Landlord gives said sublessee written notice that Tenant is in default (beyond the expiration of applicable notice and cure periods) under this Lease, said sublessee will thereafter make all payments due under the sublease directly to or as directed by Landlord, which payments will be credited against any payments due under this Lease.

Tenant hereby irrevocably and unconditionally assigns to Landlord all rents and other sums payable under any sublease of the Premises; provided, however, that Landlord hereby grants Tenant a license to collect all such rents and other sums so long as Tenant is not in default under this Lease (beyond the expiration of applicable notice and cure periods). Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease, deliver a duplicate original copy thereof to Landlord. Consent by Landlord to one Transfer will not be deemed consent to any subsequent Transfer. In the event of default by any Transferee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee or successor. Except with respect to Permitted Transfers. Tenant effects a Transfer or requests the consent of Landlord to any Transfer (whether or not such Transfer is consummated), then, upon demand, and as a condition precedent to Landlord’s consideration of the proposed assignment or sublease. Tenant agrees to pay Landlord’s reasonable attorneys’ fees and administrative costs (whether attributable to Landlord’s in-house attorneys or paralegals or otherwise) and other costs incurred by Landlord in reviewing such proposed assignment or sublease, not to exceed Two Thousand Dollars ($2,000.00). Acceptance of the reimbursement of Landlord’s attorneys’ fees and costs shall in no event obligate Landlord to consent to any proposed Transfer.

14.5 Permitted Transfers. Notwithstanding the provisions of this Section 14 to the contrary. Tenant may assign this Lease or sublet the Premises or any portion thereof (herein, a “Permitted Transfer”), without Landlord’s consent, to any entity that controls, is controlled by or is under common control with Tenant, or to any entity resulting from a merger, consolidation or other corporate restructuring with Tenant, or to any person or entity that acquires substantially all of the assets of Tenant’s business as a going concern, or to any partner of joint venturer of Tenant (each a “Permitted Transferee” and any such transfer a “Permitted Transfer”), provided that: (a) at least twenty (20) days prior to such assignment or sublease. Tenant delivers to Landlord the financial statements of the assignee or sublessee; (b) in the case of an assignment, the assignee assumes, in full, the obligations of Tenant under this Lease pursuant to a commercially reasonable assumption agreement, a fully executed copy of which is delivered to Landlord within twenty (20) days following the effective date of such assignment; (c) the financial net worth of the assignee or sublessee equals or exceeds that of Tenant as of the date of execution of this Lease; (d) Tenant remains fully liable under this Lease; (e) the use of the Premises remains unchanged; (f) such transaction is not entered into as a subterfuge to avoid the restrictions and provisions of this Section 14; and (g) Tenant remains fully liable under this Lease. For the purpose of this Section 14.5, the term “control” and its derivatives means the direct or indirect power and authority to direct the major decisions and policies of another entity and the direct or indirect ownership of more than fifty percent (50%) of the beneficial ownership interest in such entity. A permitted Transferee that is an assignee of Tenant’s entire interest in this Lease may be referred to herein as an “Affilliate Assignee.”

15. Entry by Landlord. Landlord and its employees and agents shall at all reasonable times have the right to enter the Premises to inspect the same, to exhibit the Premises to prospective lenders or purchases (or during the last twelve (12) months of the Term, to prospective tenants), to post notices of non-responsibility, to alter improve or repair the premises as contemplated by this Lease and/or to otherwise exercise its rights and remedies under this Lease, all without being deemed guilty of or liable for any breach of Landlord’s covenant of quiet enjoyment or any eviction of Tenant, and without abatement of rent. In exercising such entry rights, Landlord shall endeavor to minimize, as reasonably practicable, the interference with Tenant’s business, and shall provide Tenant with reasonable advance written Landlord shall endeavor to give as much notice as is reasonably practicable, and for providing regularly scheduled services, if any). Landlord shall have the means which Landlord may deem proper to open Tenant’s doors in an emergency in order to obtain entry to the Premises. Any entry to the Premises obtained by Landlord by any of said means or otherwise shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof, or, except as expressly provided herein, grounds for any abatement or reduction of Rent and Landlord shall not have any liability to Tenant for any damages or losses on account of any such entry by Landlord except, subject to the provisions of Sections 21.1 and 23, to the extent of Landlord’s gross negligence or willful misconduct. Tenant may reasonably designate a certain reasonable number of areas within the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information. Landlord may not enter such Secured Areas except in the case of an emergency or in the event of a Landlord inspection, in which case Landlord shall provide Tenant with at least forty-eight (48) hours prior written notice. Landlord shall not show the Secured Area to a prospective lender, purchaser or, during the last twelve (12) months of the Term, a prospective tenant, without forty-eight (48) hours prior written notice and without a representative of Tenant being present.

16. Utilities and Services. Tenant shall be solely responsible for obtaining and shall promptly pay all charges for heat, air conditioning, water, gas, electricity or any other utility used, consumed or provided in, furnished to or attributable to the Premises directly to the supplying utility companies following the Commencement Date, together with all deposits and hook-up, connection charges for such utilities. Tenant shall reimburse Landlord within thirty (30) days of billing for any hook-up, connection, fixture or other charges and/or tariffs that are charged to Landlord by utility companies. Landlord will notify Tenant of this charge as soon as it becomes known and such charge will be due as additional rent. Except as expressly set forth this Lease, no event shall Rent abate or shall Landlord be liable for any interruption or failure in the supply of any such utility services to Tenant.

17. Indemnification and Exculpation.

17.1 Tenant’s Assumption of Risk and Waiver. Except to the extent such matter is not covered by the insurance required to be maintained by Tenant under this Lease and such matter is attributable to the negligence or willful misconduct of Landlord or Landlord’s agent(s), Landlord shall not be liable to Tenant, Tenant’s employees, agents or invitees for: (i) any damage to property to Tenant, or of others, located in, on or about the Premises, (ii) the loss of or damage to any property of Tenant or of others by theft or otherwise, (iii) any injury or damage to persons or property resulting from fire, explosion, failing plaster, steam, gas, electricity, water, rain or leaks from any part of the Premises or from the pipes, appliance of plumbing works or from the roof, street or subsurface or from any other places or by dampness or by any other cause of whatsoever nature, or (iv) any such damage caused by other persons in the Premises, occupants of adjacent property, or the public, or caused by operations in construction of any private, public or quasi-public work. Landlord shall in no event be liable for any consequential damages or loss of business or profits and Tenant hereby waives any and all claims for any such damages. All property of Tenant kept of stored on the Premises shall be so kept or stored at the sole risk of Tenant and Tenant shall hold Landlord harmless from any claims arising out of damage to the same, including subrogation claims by Tenant’s Insurance carriers, unless such damage shall be caused by the gross negligence or willful misconduct of Landlord or Landlord’s agent(s). Landlord or its agents shall not be liable for Interference with the light or other Intangible rights.

17.2 Indemnification by Tenant. Subject to the mutual waiver of subrogation set forth in Section 21, Tenant shall be liable for, and shall indemnify, defend, protect and hold Landlord and Landlord’s parent, partners, officers, directors, employees, agents successors and assigns (collectively, “Landlord Indemnified Parties”) harmless from and against, any and all claims, damages, judgments, suits, causes of action, losses, liabilities and expenses, including attorneys’ fees and court costs (collectively, “Indemnified Claims”), arising or resulting from (a) any occurrence at the Premises following the Commencement Date, unless caused by the negligence or willful misconduct of Landlord or its agents, employees or contractors, (b) any act or omission of Tenant or any of Tenant’s Parties; (c) the use of the Premises and conduct of Tenant’ business by Tenant or any of Tenant’s Parties, or any other activity, work or thing done, permitted or suffered by Tenant or any of Tenant’s Parties, in or about the Premises; and/or (d) any default by Tenant of any obligations on Tenant’s part to be performed under the terms of this Lease. In case any action or proceeding is brought against Landlord or any Landlord Indemnified Parties by reason of any such Indemnified Claims, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense by counsel approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. In no event shall Tenant’s exemption, indemnification or hold harmless obligations be construed as requiring Tenant to exempt, indemnify or hold harmless Landlord or any other person or entity except for damages or injuries actually sustained by Landlord caused by the acts or omissions of Tenant or its employees, agents, or invitees.

17.3 Reciprocal Indemnity. Notwithstanding any provisions of Lease Sections 17.1 and 17.2 to the contrary, Tenant shall not be required to indemnify and hold Landlord harmless from any indemnified Claims to any person, property or entity resulting from the gross negligence or willful misconduct of Landlord or its agents, contractors, servants, employees or licensees in connection with Landlord’s activities in the Premises. Subject to the mutual waiver of subrogation set forth in Section 21, Landlord shall indemnify and hold Tenant harmless from any such indemnified Claims, as well as any indemnified Claims arising or resulting from any default by Landlord of any obligations of Landlord’s part to be performed under the terms of this Lease (but not including (In any event) any loss of business, loss of profits or other consequential damages); provided, however, to the extent any damage or repair obligation is covered by insurance obtained by Landlord, but is not covered by insurance obtained by Tenant, then Tenant shall be relieved of its indemnify obligations up to the amount of the insurance proceeds which Landlord is entitled to receive. Tenant’s agreement to indemnify and hold Landlord harmless pursuant to Section 17.2 above and the exclusion from Tenant’s indemnify and Landlord’s agreement to indemnify and hold Tenant harmless pursuant to this provision are not intended to and shall not relieve any insurance carrier of its obligation under policies required to be carried by Landlord or Tenant, respectively, pursuant to the Lease to the extent that such policies cover the results of such acts, omissions or willful misconduct. In no event shall Landlord’s indemnification or hold harmless obligations be construed as requiring Landlord to exempt, indemnify or hold harmless Tenant or any other person or entity except for damages or injuries actually sustained by Tenant caused by the acts or omission of Landlord its employees or agents.

17.4 Survival; No Release of Insurers. The Indemnification obligations under Section 17.2 and 17.3 shall survive the expiration or earlier termination of this Lease. The covenants, agreements and indemnification in Section 17.1, 17.2 and 17.3 above, are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried pursuant to the provisions of this Lease.

18. Damage or Destruction.

18.1 Landlord’s Rights and Obligations. In the event the Building is damaged by fire or other casualty to an extent not exceeding thirty-five percent (35%) of the full replacement cost thereof, and Landlord’s contractor estimates in a writing delivered to the parties that the damage thereto is such that the Building may be repaired, reconstructed or restored to substantially its condition Immediately prior to such damage within one hundred eighty (180) days from the date of such casualty, and Landlord will receive insurance proceeds sufficient to cover the costs of such repairs, reconstruction and restoration

(Including proceeds from Tenant and/or Tenant’s Insurance In the event Tenant elects to deliver such proceeds to Landlord pursuant to Section 18.3 below), then Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration and this Lease shall continue In full force and effect. If, however, the Building is damaged to an extent exceeding thirty-five percent (35%) of the full replacement cost thereof, or Landlord’s contractor estimates that such work of repair, reconstruction and restoration will require longer than one hundred eighty (180) days to complete, or Landlord will not receive insurance proceeds (and/or proceeds from Tenant, as applicable) sufficient to cover the costs of such repairs, reconstruction and restoration, then Landlord may elect to either:

(a) repair, reconstruct and restore the portion of the Building damaged by such casualty (including, to the extent of Insurance proceeds received from Tenant, any Tenant Changes), in which case this Lease shall continue in full force and effect (subject to Tenant’s rights hereunder); or

(b) terminate this Lease effective as of the date which is thirty (30) days after Tenant’s receipt of Landlord’s election to so terminate.

Under any of the conditions of this Section 18.1, Landlord shall give written notice to Tenant of its intention to repair or terminate within the earlier of sixty (60) days after the occurrence of such casualty, or fifteen (15) days after Landlord’s receipt of the estimate from Landlord’s contractor (“Landlord’s Casualty Notice”).

18.2 In the event of any damage or destruction to the Premises (i) which cannot be repaired and restored by Landlord within one hundred eighty (180) days from the occurrence of such damage or casualty (as reasonably determined by Landlord), (ii) which Landlord fails to commence repair and restoration of any such damage or casualty within sixty (60) days of the occurrence of such damage or casualty, or (iii) which Landlord fails to complete the repair and restoration thereof within two hundred seventy (270) days of the occurrence of such damage or casualty (as such dates may be extended, due to any delays caused solely by Tenant), then Tenant shall have the option to terminate this Lease effective immediately by providing written notice to Landlord within ten (10) days after Landlord’s Casually Notice to Tenant with respect to clause (i) above, within ten (10) days after the expiration of such sixty (60) day period with respect to clause (ii) above, and within ten (10) days after the expiration of such two hundred seventy (270) day period with respect to clause (iii) above (as such dates may be extended due to any delays caused solely by Tenant).

18.3 Tenant’s Costs and Insurance Proceeds. In the event of any damage or destruction of all or any part of the Building, Tenant shall promptly; (a) notify Landlord thereof; and (b) at Tenant’s option (except with respect to Refurbished Improvements paid for by Landlord pursuant to disbursement of the Refurbishment Allowance, as more particularly set forth below) either (i) deliver to Landlord all insurance proceeds received by Tenant with respect to the Tenant Changes in the Building (excluding proceeds for Tenant’s furniture and other personal property), in which event Tenant shall assign to Landlord all rights to receive such insurance proceeds, or (ii) notify Landlord that Tenant will not require Landlord to restore Tenant Changes in the Building, in which event Tenant shall have no obligation to deliver insurance proceeds with respect to the Tenant Changes to Landlord and Landlord shall have no obligations to restore the Tenant Changes pursuant to this Section 18. Notwithstanding anything to the contrary set forth herein, in the event of any damage or destruction resulting from casualty with respect to the Refurbishment Improvements. Tenant shall be required to deliver to Landlord all insurance proceeds received by Tenant with respect to the Refurbishment Improvements paid for by Landlord pursuant to disbursement of the Refurbishment Allowance.

18.4 Abatement of Rent. In the event that as a result of any such damage, repair, reconstruction and/or restoration of the Building, Tenant is prevented from using, and does not use, the Building or any portion thereof, then, so long as Landlord actually receives reimbursement from Landlord’s rent loss insurance, the Monthly Rent shall be abated or reduced, as the case may be, during the period that Tenant continues to be so prevented from using and does not use the Building or portion thereof, in the proportion that the rentable square feet of the portion of the Building that Tenant is prevented from using, and does not use, bears to the total rentable square feet of the Building. Except for abatement of Monthly Rent as provided hereinabove, Tenant shall not be entitled to any compensation or damages for loss of, or interference with, Tenant’s business or use or access of all or any part of the Premises resulting from any such damage, repair, reconstruction or restoration.

18.5 Inability to Complete. Notwithstanding anything to the contrary contained In this Section 18, In the event Landlord Is obligated or elects to repair, reconstruct-and/or restore the damaged portion of the Building pursuant to Section 18.1 above, but is delayed from completing such repair, reconstruction and/or restoration beyond the date which is one hundred eighty (180) days after the date estimated by Landlord’s contractor for completion thereof pursuant to Section 18.1, by reason of any causes beyond the reasonable control of Landlord (Including, without limitation, delays due to Force Majeure Delays as defined in Section 30.16, and delays caused by Tenant or any Tenant Parties), then Landlord may elect to terminate this Lease upon thirty (30) days’ prior written notice to Tenant.

18.6 Damage Near End of Term. Landlord and Tenant shall each have the right to terminate this Lease if any damage to the Building or Premises occurs during the last twelve (12) months of the Term of this Lease and Landlord’s contractor estimates In a writing delivered to the parties that the repair, reconstruction or restoration of such damage cannot be completed within the earlier of (a) the scheduled expiration date of the Lease Term, or (b) sixty (60) days after the date of such casualty.

18.7 Waiver of Termination Right. This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of California Civil Code Section 1932, Subsection 2, and Section 1933, Subsection 4 (and any successor statutes thereof permitting the parties to terminate this Lease as a result of any damage or destruction).

19. Eminent Domain.

19.1 Total or Partial Taking. In case all of the Premises, or such part thereof as shall materially and substantially interfere with Tenant’s ability to conduct its business upon the Premises, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant shall have the right to terminate this Lease effective as of the date possession is required to be surrendered to said authority. Landlord shall be entitled to receive the entire amount of any award without deduction for any estate or interest of Tenant; provided, however, in the event of such a taking, Tenant shall be entitled either (i) to such portion of the award as shall be attributable to goodwill and for damage to, or the cost of removal of, Tenant’s personal property, or (ii) to pursue an award for loss or damage to Tenant’s trade fixtures, removable, personal property. Tenant’s business damages, moving expenses, and any alterations or additions Tenant made to the Premises. In the event this Lease is not terminated following a taking, Landlord shall restore the Premises to substantially their same condition prior to such partial taking to the extent of any award proceeds received by Landlord, and a fair and equitable abatement shall be made to Tenant for the Monthly Rent corresponding to the time during which, and to the part of the Premises of which, Tenant shall be so deprived on account of such taking and restoration. If the award proceeds from the taking are insufficient to restore the Premises as required by the preceding sentence and Landlord does not provide its own funds to so restore the Premises, and if as a result thereof Tenant’s ability to use the Premises as contemplated by this Lease is materially and substantially Impaired, then Tenant may elect to terminate this Lease by giving Landlord written notice thereof; provided, however, Landlord may rescind such termination by giving Tenant written notice within ten (10) business days following Landlord’s receipt of such termination notice from Tenant that Landlord will provide the necessary funds to so restore the Premises and the Premises can be restored to such condition as will enable Tenant to fully occupy and enjoy the Premises for the exercise of the Permitted Use, as determined by Tenant in its reasonable discretion.

19.2 Temporary Taking. In the event of taking of the Premises or any material part thereof or occupancy or all or any part of the Premises for a period in excess of sixty (60) days, Tenant shall have the option to terminate this Lease effective immediately by providing written notice to Landlord.

19.3 Waiver of Termination. Tenant and Landlord waive any right to terminate this Lease under Section 1265.130 of the California Code of Civil Procedure, or any similar statute or law now or hereafter in force.

20. Insurance.

20.1 Tenant’s Insurance. During the Lease Term, Tenant shall obtain and keep in full force and effect respecting the Premises, the following Insurance:

(a) Special Form (fka All Risk) Insurance, including fire and extended coverage, sprinkler leakage (including earthquake sprinkler leakage), vandalism, malicious mischief, earthquake and flood coverage upon Tenant’s property of every description and kind located on the Premises, Including, without limitation, furniture, equipment and any other personal property and any Tenant Changes in an amount not less then the full replacement cost thereof. In the event that there shall be a dispute as to the amount which comprises full replacement cost, the decision of Tenant shall be presumptive.

(b) Commercial general liability Insurance coverage, on an occurrence basis, including personal injury, bodily injury (including wrongful death), broad form property damage, operations hazard, owner’s protective coverage, contractual liability (including Tenant’s indemnification obligations under this Lease, including Section 17 hereof), liquor liability (if Tenant serves or stores alcohol on the Premises), products and completed operations liability, and owned/non-owned auto liability, with a general aggregate of not less than Two Million Dollars ($2,000,000) per occurrence with “umbrella” or excess liability coverage of not less than Three Million Dollars ($3,000,000).

(c) Worker’s compensation and employer’s liability Insurance, in statutory amounts and limits, covering all persons employed in connection with any work done in, on or about the Premises for which claims for death or bodily injury could be asserted against Landlord, Tenant or the Premises,

(d) Business Interruption insurance, as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or Tenant’s parking areas as a result of such perils.

20.2 Requirements of Tenant’s Insurance. Each policy required to be obtained by Tenant hereunder shall; (a) be issued by insurers authorized to do business in the state in which the Premises is located and rated not less than financial class X, and not less than policyholder rating B+, V. In the most recent version of Best’s Key Rating Guide; (b) name Tenant as named insured thereunder and shall name Landlord and, at Landlord’s request, such other persons or entities of which Tenant has been informed in writing, as additional insureds with respect to the insurance described in Section 20.1(b) above; (c) specifically provide that the insurance afforded by such policies for the benefit of the additional insureds shall be primary, and any insurance carried by the additional insureds shall be excess and non-contributing; (d) contain an endorsement that the insurer waives its right to subrogation as described in Section 21 below; (e) require the insurer to notify the additional insureds in writing not less than thirty (30) days prior to any change, reduction in coverage, cancellation or other termination thereof; (f) contain a cross liability or severability of interest endorsement with respect to the insurance described in Section 20.1(b) above; and (g) be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. Tenant agrees to deliver to Landlord, as soon as practicable after the placing of the required insurance, but in no event later than the date Tenant enters all or any part of the Premises, certificates from the insurance company evidencing the existence of such insurance and Tenant’s compliance with the foregoing provisions of this Section 20). Tenant shall cause replacement certificates to be delivered to Landlord not less than thirty (30) days prior to the expiration of any such policy or policies. If any such initial or replacement certificates are not furnished within the time(s) specified herein subject to the notice and cure period provided in Section 22.1 below, then Landlord shall have the right, but not the obligation, to procure such policies and certificates at Tenant’s expense, payable within thirty (30) days of Tenant’s receipt of written demand therefor.

20.3 Effect on Insurance. Tenant shall not do or permit to be done anything which will violate or invalidate any insurance policy maintained by Tenant hereunder. If Tenant’s occupancy or conduct of its business in or on the Premises results in any increase in premiums for any insurance carried by Landlord, Tenant shall pay such increase as additional rent within thirty (30) days after being billed therefor by Landlord. If any insurance coverage carried by Landlord shall be cancelled or reduced (or cancellation or reduction thereof shall be threatened) by reason of the use or occupancy of the Premises by Tenant or by anyone permitted by Tenant to be upon the Premises, and if Tenant fails to remedy such condition within thirty (30) days after notice thereof, Tenant shall be deemed to be in default under this Lease, without the benefit of any additional notice or cure period specified in Section 22.1 below, and Landlord shall have all remedies provided in this Lease, at law or in equity, including, without limitation, the right (but not the obligation) to enter upon the Premises and attempt to remedy such condition at Tenant’s cost; provided Landlord acknowledge and agrees that Tenant’s use of the Premises in accordance with the Permitted Use will not result in an increase in such premiums.

20.4 Landlord’s Insurance. During the Term, Landlord shall, at Tenant’s sole cost and expense, insure the Building (excluding, however, Tenant’s furniture, equipment and other personal property and any Tenant Changes) against damage by fire and standard extended coverage perils and with vandalism and malicious mischief endorsements, rental loss coverage, and such additional coverage desired by Landlord in its commercially reasonable judgment and consistent with that maintained by a prudent owner of a Comparable Building in the general vicinity of the Building. Landlord shall also carry commercial general liability insurance, in such reasonable amounts and with such reasonable deductibles as would be carried by a prudent owner of a Comparable Building in the general vicinity of the Building. At Landlord’s option, all such insurance may be carried under any blanket or umbrella policies which Landlord has in force for other buildings and projects. In addition, at Landlord’s option, Landlord may elect to self-insure all or any part of such required insurance coverage. Landlord may, but shall not be obligated to, carry any other form or forms of insurance as Landlord or the mortgagees or ground lessors of Landlord may reasonably determine is advisable. The cost of insurance obtained by Landlord pursuant to this Section 20.4 shall be paid by Tenant to Landlord within ten (10) days after Landlord’s presentation of an invoice to Tenant, provided, however, that in no event shall Tenant be required to contribute more than Twenty Thousand Dollars ($20,000) per calendar year (the “Insurance Cap”) towards the cost of Landlord’s insurance; provided further, however, that such Insurance Cap shall be deemed increased by three percent (3%) per calendar year during the Lease Term over the Insurance Cap in effect during the prior calendar year. In the event the cost of obtaining such insurance exceeds the Insurance Cap, Landlord shall be required to pay the additional cost of such insurance without reimbursement from Tenant.

20.5 Tenant’s Self-Insurance. Notwithstanding anything to the contrary contained herein, Tenant shall have the right to self-insure part or all or any of said insurance coverages subject to the terms hereof so long as either Tenant or the self-insurance guarantor maintains a Tangible Net Worth (as defined below) of at least equal to One Hundred Million Dollars ($100,000,000.00) according to the most recent consolidated financial statement referred to below and such insurance conforms with the practice of large corporations maintaining systems of self-insurance. As used herein, “Tangible Net Worth” means the excess of total assets over total liabilities. In each case as determined in accordance with GAAP, excluding, however, from the determination of total assets, all assets which would be classified as intangible assets under GAAP including, without limitation, goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. If Tenant elects to self-insure, Tenant shall be responsible for any losses or liabilities that would have been assumed by the insurance companies which would have issued the insurance required of Tenant under this Lease and shall be bound by the waiver of subrogation provision set forth above in Section 21 below. In the event that Tenant elects to self-insure all or any part of any risk that would be insured under the policies and limits described above, and an event occurs where insurance proceeds would have been available but for the election to self-insure, Tenant shall make funds available, to the same extent that they would have been available had such insurance policy been carried, unless specifically provided to the contrary herein. Furthermore, the self-Insurance protection shall be equivalent to the coverage required above and Tenant shall not be relieved from its indemnification obligations under this Lease. If Tenant fails to comply with the requirements relating to self-insurance and insurance, Landlord may obtain such insurance and Tenant shall pay to Landlord promptly within thirty (30) days of receipt of written demand the premium cost thereof. It is expressly understood that the self-Insurance permitted above does not relieve Tenant of its statutory obligations under Workers’ Compensation laws.

21. Waiver of Subrogation.

21.1 Waiver. Anything in this Lease to the contrary notwithstanding, both Landlord and Tenant hereby waive any and all rights of recovery, claims, actions or causes of action against the other party, or such other party’s employees, agents or contractors, for any loss or damage to the Premises, Building or Property, to any personal property of the other party, or to the loss of business by the other party, arising from any cause that (a) should have been insured against under the terms of any insurance required to be carried hereunder but for the defaulting party’s failure to comply with its obligation under this Lease to procure such Insurance or (b) is insured against under the terms of any Insurance actually carried, regardless of whether such Insurance is required to be carried hereunder. Each of Landlord and Tenant agrees that in the event of any such loss or damage, it shall look solely to its Insurance for recovery. The effect of such waiver is not limited by the amount of such Insurance actually carried or required to be carried, to the actual proceeds received after a loss or to any deductible applicable thereto (by way of example and not limitation, the Insured party is liable for any and all deductibles in its insurance policies and it shall not be entitled to any payment or reimbursement thereof), and either party’s failure to carry insurance required under this Lease shall not invalidate such waiver. The foregoing waiver shall apply regardless of the cause or origin of any such claim, including, without limitation, the fault or negligence of either party or such party’s employees, agents or contractors.

21.2 Waiver of Insurers. Each party shall cause each property insurance policy required to be obtained by it pursuant to Section 20 to provide that the insurer waives all rights of recovery by way of subrogation in connection with any claims, losses and damages covered by such policy. Each of Landlord and Tenant shall bear the costs associated with obtaining such waiver of subrogation from its insurance company.

21.3 Survival. The provisions of this Section 21 shall survive the expiration or earlier termination of this Lease.

22. Tenant’s Default and Landlord’s Remedies.

22.1 Tenant’s Default. The occurrence of any one or more of the following events shall constitute a default under this Lease by Tenant:

(a) Intentionally omitted;

(b) the failure by Tenant to make any payment of Rent or any other payment required to be made by Tenant hereunder, within ten (10) days of written notice from Landlord that such payment was not received;

(c) the failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Sections 22.1(a) or (b) above, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that it may be cured but more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion within ninety (90) days of Tenant’s initial receipt of Landlord’s notice;

(d) (i) the making by Tenant of any general assignment for the benefit of creditors, (ii) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days), (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within sixty (60) days, or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease where such seizure is not discharged within sixty (60) days;

(e) Intentionally omitted; or

(f) Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution.

Any notice given under this Section 22.1 shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure, Section 1161.

22.2 Landlord’s Remedies; Termination. In the event of any such default by Tenant, continuing beyond the notice and cure periods set forth in Section 22.1, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall have the Immediate option to terminate this Lease and all rights of Tenant hereunder. In the event that Landlord shall elect to so terminate this Lease, then Landlord may recover from Tenant:

(a) the worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus

(b) the worth at the time of the award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c) the worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(d) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Its obligations under this Lease or which, In the ordinary course of things, would be likely to result therefrom.

As used In Sections 22.2(a) and 22.2(b) above, the “worth at the time of award” is computed by allowing interest at the Interest Rate set forth in Section 1.10 of the Summary. As used in Section 22.2(c) above, the “worth at the lime of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank” of San Francisco at the time of award plus one percent (1%).

22.3 Landlord’s Remedies; Re-Entry Rights. In the event of any such default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall also have the right as permitted by applicable law, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed, stored and/or disposed of pursuant to Section 12.4 of this Lease or any other procedures permitted by applicable law. No re-entry or taking possession of the Premises by Landlord pursuant to this Section 22.3, and no acceptance of surrender of the Premises or other action on Landlord’s part, shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent Jurisdiction.

22.4 Landlord’s Remedies; Continuation of Lease. In the event of any such default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall have the right to continue this Lease in full force and effect, whether or not Tenant shall have abandoned the Premises. The foregoing remedy shall also be available to Landlord pursuant to California Civil Code Section 1951.4 and any successor statute thereof in the event Tenant has abandoned the Premises. In the event Landlord elects to continue this Lease in full force and effect pursuant to this Section 22.4, then Landlord shall be entitled to enforce all of its rights and remedies under this Lease, including the right to recover rent as it becomes due. Landlord’s election not to terminate this Lease pursuant to this Section 22.4 or pursuant to any other provision of this Lease, at law or in equity, shall not preclude Landlord from subsequently electing to terminate this Lease or pursuing any of its other remedies.

22.5 Landlord’s Right to Perform. Except as specifically provided otherwise in this Lease, all covenants and agreements by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement or offset of rent. If Tenant shall fail to pay any sum of money (other than Rent) or perform any other act on its part to be paid or performed hereunder and such failure shall continue beyond the notice and cure periods set forth in Section 22.1, Landlord may, without waiving or releasing Tenant from any of Tenant’s obligations, make such payment or perform such other act on behalf of Tenant. All sums so paid by Landlord and all necessary incidental costs incurred by Landlord in performing such other acts shall be payable by Tenant to Landlord within thirty (30) days after Tenant’s receipt of written demand therefor as additional rent,

22.6 Interest. if any monthly installment of Rent, or any other amount payable by Tenant hereunder is not received by Landlord by the dale when due (provided that any non-scheduled and non-recurring payment required to be made by Tenant hereunder shall be due no sooner than thirty (30) days after Tenant’s receipt of a writhen Invoice therefor, and in no event shall Tenant be required to pay any late charge and/or interest on such sum unless Tenant fails to make such non-scheduled and non-recurring payment within such thirty (30) day period), it shall bear interest at the interest Rate set forth in Section 1.10 of the Summary from the date due until paid. All interest, and any late charges imposed pursuant to Section 22.7 below, shall be considered additional rent due from Tenant to Landlord under the terms of this Lease.

22.7 Late Charges. Tenant acknowledges that, in addition to interest costs, the late payments by Tenant to Landlord of any Rent or other sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to fix. Such other costs include, without limitation, processing, administrative and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage, deed of trust or related loan documents encumbering the Premises. Accordingly, If any Installment of Rent or any other amount payable by Tenant hereunder is not received by Landlord within five (5) business days of the due date thereof, Tenant shall pay to Landlord an additional sum of five percent (5%) of the overdue amount as a late charge, but in no event more than the maximum late charge allowed by law. The parties agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment as hereinabove referred to by Tenant, and the payment of late charges and interest are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of late charges is to compensate Landlord for Landlord’s processing, administrative and other costs incurred by Landlord as a result of Tenant’s delinquent payments. Acceptance of a late charge or interest shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at law or in equity now or hereafter in effect.

22.8 Waiver of Consequential Damages. Notwithstanding anything to the contrary contained in this Lease, in no event shall Tenant be liable to Landlord for any loss of profits, loss of business or other consequential damages incurred by Landlord except Landlord’s right to recover statutory damages pursuant to Section 1951.2 of the California Civil Code (or any successor statute) following Tenant’s default and termination of this Lease as provided therein.

22.9 Rights and Remedies Cumulative. All rights, options and remedies of Landlord contained in this Section 22 and elsewhere in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease. Nothing in this Section 22 shall be deemed to limit or otherwise affect Tenant’s indemnification of Landlord pursuant to any provision of this Lease.

22.10 Intentionally Omitted.

22.11 Costs Upon Default and Litigation. In any action to enforce or interpret this Lease, the prevailing party shall be entitled to recover its reasonable costs and expenses, including its reasonable attorney’s fees and disbursements.

23. Landlord’s Default. Landlord shall not be in default in the performance of any obligation required to be performed by Landlord under this Lease unless Landlord has failed to perform such obligation within thirty (30) days after the receipt of written notice from Tenant specifying in detail Landlord’s failure to perform; provided however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed in default if it commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion within ninety (90) days of Landlord’s initial receipt of Tenant’s notice (“Landlord’s Cure Period”). Upon any such uncured default by Landlord, Tenant may exercise any of its rights provided in law or at equity in addition to such remedies as are expressly set forth in favor of Tenant in this Lease; provided, however: (a) Tenant shall have no right to offset or abate Rent in the event of any default by Landlord under this Lease (except as otherwise expressly provided herein); (b) Tenant’s rights and remedies hereunder shall be limited to the extent (i) Tenant has expressly waived in this Lease any of such rights or remedies, and/or (ii) this Lease otherwise expressly limits Tenant’s rights or remedies, including the limitation on Landlord’s liability contained in Section 30 hereof; and (c) in no event shall Landlord be liable for consequential damages or loss of business profits. Notwithstanding anything in this Lease to the contrary, in the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, for five (5) consecutive business days (the “Eligibility Period”) as a result of (i) any repair, maintenance or alteration performed by Landlord after the Commencement Date and required to be performed by Landlord under this Lease, or (ii) any failure by Landlord to provide access to the Premises, then Tenant’s obligation to pay Monthly Rent shall be abated or reduced, as the case may be, from and after the first (1st) day following the Eligibility Period and continuing until such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable square feet of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable square feet of the Premises; provided, however, that Tenant shall only be entitled to such abatement of rent if the matter described in clauses (i), (ii) or (iii) of this sentence is caused by Landlord’s negligence or willful misconduct. To the extent Tenant shall be entitled to abatement of rent because of a damage or destruction pursuant to Section 18 or a taking pursuant to Section 19, then the Eligibility Period shall not be applicable. In no event shall Landlord or Tenant be liable for consequential damages or loss of business profits.

24. Subordination. At the request of Landlord or any mortgagee of a mortgage or a beneficiary of a deed of trust now or hereafter encumbering all or any portion of the Premises, or any lessor of any ground or master lease now or hereafter affecting all or any portion of the Premises, this Lease shall be subject and subordinate at all times to such ground or master leases (and such extensions and modifications thereof), and to the lien of such mortgages and deeds of trust (as well as to any advances made thereunder and to all renewals, replacements, modifications and extensions thereof); provided, however, that a condition precedent to the subordination of this Lease to any future ground or underlying lease or to the lien of any future mortgage or deed of trust is that Landlord shall obtain for the benefit of Tenant a commercially reasonable subordination, non-disturbance and attornment agreement from the lessor or lender of such future instrument (an “SNDA”); which will provide that no subordination of this Lease to a future ground or master lease or future mortgage or deed of trust shall result in Tenant being disturbed in its possession of the Premises or in the enjoyment of its rights under this Lease so long as Tenant is not in default with respect to its obligations hereunder, and any subordination agreement which Landlord, any mortgagee, beneficiary or lessor requests Tenant to execute to effect or confirm such subordination shall so provide. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any or all ground or master leases or the lien of any or all mortgages or deeds of trust to this Lease. In the event that any ground or master lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, at the election of Landlord’s successor in interest, Tenant shall attorn to and become the tenant of such successor pursuant to the terms of the applicable SNDA. Subject to the foregoing, Tenant covenants and agrees to execute and deliver to Landlord within thirty (30) days after receipt of written demand by Landlord and in the form reasonably required by Landlord (subject to Tenant’s commercially reasonable modifications), any additional documents evidencing the priority or subordination of this Lease with respect to any such ground or master lease or the lien of any such mortgage or deed of trust or Tenant’s agreement to altorn. Should Tenant fail to sign and return any such documents within said twenty (20) day period, Landlord may send Tenant a second written notice conspicuously stating that in the event Tenant fails to execute such documents within an additional ten (10) days, such documents shall be deemed approved by Tenant; In the event Tenant fails to executed such additional documents within such ten (10) period, Landlord shall be entitled to deem Tenant to have approved the terms of such documents (and Tenant shall not have the right to object to the same). Within thirty (30) days after the execution of this Lease, Landlord shall, if requested by Tenant, use its commercially reasonable efforts to obtain a non-disturbance agreement (on lender’s standard form) from the holder of any pre-existing mortgage encumbering the Premises; In the event that Landlord is unable to provide the non-disturbance agreement within said thirty (30) days, then Tenant may, at Tenant’s option, terminate this Lease, in which event neither Landlord nor Tenant shall have any further liability or obligation under this Lease.

25. Estoppel Certificate.

25.1 Tenant’s Obligations. Within ten (10) business days following Landlord’s written request, Tenant shall execute and deliver to Landlord an estoppel certificate, in a form substantially similar to the form of Exhibit “B” attached hereto, certifying: (a) the Commencement Date of this Lease; (b) that this Lease is unmodified and in full force and effect (or, if modified, that this Lease is in full force and effect as modified, and stating the date and nature of such modifications); (c) the date to which the Rent and other sums payable under this Lease have been paid; (d) that there are not, to the best of Tenant’s knowledge, any defaults under this Lease by either Landlord or Tenant, except as specified in such certificate; and (e) such other matters as are set forth in Exhibit “B” or are reasonably requested by Landlord. Any such estoppel certificate delivered pursuant to this Section 25.1 may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of any portion of the Premises, as well as their assignees.

25.2 Tenant’s Failure to Deliver. In the event Tenant fails to deliver an estoppel certificate within the time period set forth in Section 25.1, Landlord may deliver a second written notice conspicuously stating that the matters specified in this Section 25.2 shall be deemed correct in the event Tenant fails to deliver such estoppel certificate within ten (10) days of Tenant’s receipt of such second notice. In the event Tenant fails to deliver an estoppel certificate within such ten (10) day period, such failure shall be conclusive upon Tenant that; (a) this Lease is in full force and effect without modification, except as may be represented by Landlord; (b) there are no uncured defaults in Landlord’s or Tenant’s performance (other than Tenant’s failure to deliver the estoppel certificate); and (c) not more than one (1) month’s rental has been paid in advance.

26. Modification and Cure Rights of Landlord’s Mortgagees and Lessors.

26.1 Intentionally Omitted.

26.1 Cure Rights. In the event of any default on the part of Landlord, Tenant will give notice by registered or certified mail to any beneficiary of a deed of trust or mortgagee covering the Premises or ground lessor of Landlord whose address shall have been furnished to Tenant in writing, and shall offer such beneficiary, mortgagee or ground lessor a reasonable opportunity to cure the default not to exceed Landlord’s Cure Period plus thirty (30) days.

27. Quiet Enjoyment. Landlord covenants and agrees with Tenant that, upon Tenant performing all of the covenants and provisions on Tenant’s part to be observed and performed under this Lease (including payment of rent hereunder), Tenant shall and may peaceably and quietly have, hold and enjoy the Premises, in accordance with and subject to the terms and conditions of this Lease, as against all persons claiming by, through or under Landlord.

28. Transfer of Landlord’s Interest. The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of the Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the fee title to, or a lessee’s interest in a ground lease of, the Premises. In the event of any transfer or conveyance of any such title or interest (other than a transfer for security purposes only), the transferor shall be automatically relieved of all covenants and obligations on the part of Landlord contained in this Lease, provided the transferee assumes such obligations in writing, a copy of which written agreement Landlord shall endeavor to provide to Tenant. Landlord and Landlord’s transferees and assignees shall have the absolute right to transfer all or any portion of their respective title and Interest in the Premises and/or this Lease without the consent of Tenant, and such transfer or subsequent transfer shall not be deemed a violation on Landlord’s part of any of the terms and conditions of this Lease. No sale or conveyance by Landlord of the Property, Building, Premises, or any interest therein shall relieve Landlord of its obligations hereunder accruing on or prior to such sale or conveyance unless such obligations are assumed by the transferee in writing.

29. Limitation on Landlord’s Liability. Notwithstanding anything contained in this Lease to the contrary, the obligations of Landlord under this Lease (including any actual or alleged breech or default by Landlord) do not constitute personal obligations of the Individual partners, directors, officers or shareholders of Landlord or Landlord’s partners, and Tenant shall not seek recourse against the individual partners, directors, officers or shareholders of Landlord or Landlord’s partners, or any of their personal assets for satisfaction of any liability with respect to this Lease. In addition, In consideration of the benefits accruing hereunder to Tenant and notwithstanding anything contained in this Lease to the contrary. Tenant hereby covenants and agrees for itself and all of its successors and assigns that the liability of Landlord for its obligations under this Lease (Including any liability as a result of any actual or alleged failure, breach or default hereunder by Landlord), shall be limited solely to, and Tenant’s and its successors’ and assigns’ sole and exclusive remedy shall be against, Landlord’s interest in the Premises (Including, without limitation, all profits, rents and sales proceeds arising therefrom, including, without limitation, condemnation awards and insurance proceeds), and no other assets of Landlord.

30. Miscellaneous,

30.1 Governing Law. This Lease shall be governed by, and construed pursuant to, the laws of the state in which the Premises are located.

30.2 Successors and Assigns. Subject to the provisions of Section 28 above, and except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives and permitted successors and assigns.

30.3 No Merger. The voluntary or other surrender of this Lease by Tenant or a mutual termination thereof shall not work as a merger and shall, at the option of Landlord, either (a) terminate all or any existing subleases, or (b) operate as an assignment to Landlord of Tenant’s interest under any or all such subleases.

30.4 Professional Fees. If either Landlord or Tenant should bring suit or arbitration against the other with respect to this Lease, including for unlawful detainer or any other relief against the other hereunder, then all reasonable costs and expenses incurred by the prevailing party therein (including, without limitation, its actual appraisers’, accountants’, attorneys’ and other professional fees, expenses and court costs), shall be paid by the other party.

30.5 Waiver. The waiver by either party of any breach by the other party of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant and condition herein contained, nor shall any custom or practice which may become established between the parties in the administration of the terms hereof be deemed a waiver of, or in any way affect, the right of any party to insist upon the performance by the other in strict accordance with said terms. No waiver of any default of either party hereunder shall be implied from any acceptance by Landlord or delivery by Tenant (as the case may be) of any Rent or other payments due hereunder or any omission by the non-defaulting party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent.

30.6 Terms and Headings; Interpretation. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. Words used in any gender include other genders. The Section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof. Any deletion of language from this Lease prior to its execution by Landlord and Tenant shall not be construed to raise any presumption, canon of construction or implication, including, without limitation, any implication that the parties intended thereby to state the converse of the deleted language. The parties hereto acknowledge and agree that each has participated in the negotiation and drafting of this Lease; therefore, in the event of an ambiguity in, or dispute regarding the interpretation of, this Lease, the interpretation of this Lease shall not be resolved by any rule of interpretation providing for interpretation against the party who caused the uncertainty to exist or against the draftsman.

30.7 Time. Time is of the essence with respect to performance of every provision of this Lease in which time or performance is a factor. All references in this Lease to “days” shall mean calendar days unless specifically modified herein to be “business” days.

30.8 Prior Agreements; Amendments. This Lease, including the Summary and all Exhibits attached hereto contains all of the covenants, provisions, agreements, conditions and understandings between Landlord and Tenant concerning the Premises and any other matter covered or mentioned in this Lease, and no prior agreement or understanding, oral or written, express or implied, pertaining to the Premises or any such other matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. The parties acknowledge that all prior agreements, representations and negotiations are deemed superseded by the execution of this Lease to the extent they are not expressly incorporated herein.

30.9 Separability. The invalidity or unenforceability of any provision of this Lease (except for Tenant’s obligation to pay Rent) shall in no way affect, impair or invalidate any other provision hereof, and such other provisions shall remain valid and in full force and effect to the fullest extent permitted by law.

30.10 Recording. Neither Landlord nor Tenant shall record this Lease. In addition, neither party shall record a short form memorandum of this Lease.

30.11 Exhibits. All Exhibits attached to this Lease are hereby incorporated in this Lease for all purposes as though set forth at length herein.

30.12 Auctions. Tenant shall have no right to conduct any auction in, on or about the Premises.

30.13 Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease. Tenant agrees that each of the foregoing covenants and agreements shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by any statute or at common law.

30.14 Financial Statements. Upon ten (10) days prior written request from Landlord (which Landlord may make at any time during the Term but not unless in connection with a proposed sale, financing or refinancing of the Premises and not more often than once in any calendar year), Tenant shall deliver to any present or anticipated future lender or buyer of the Premises a current financial statement of Tenant. Such statements shall be prepared in accordance with generally acceptable accounting principles and certified as true in all material respects by Tenant (if Tenant is an individual) or by an authorized officer of Tenant (if Tenant is a corporation or limited liability company) or a general partner of Tenant (if Tenant is a partnership).

30.15 No Partnership. Landlord does not, in any way or for any purpose, become a partner of Tenant in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with Tenant by reason of this Lease.

30.16 Force Majeure. In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, governmental moratorium or other governmental action or inaction (including failure, refusal or delay in issuing permits, approvals and/or authorizations), injunction of court order, riots, insurrection, war, fire, earthquake, flood or other natural disaster or other reason of a like nature not the fault of the party delaying in performing work or doing acts required under the terms of this Lease (but excluding delays due to financial inability) (herein collectively, “Force Majeure Delays”), then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. The provisions of this Section 30.16 shall not apply to nor operate to excuse Tenant from the payment of Rent strictly in accordance with the terms of this Lease.

30.17 Counterparts. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

30.18 Nondisclosure of Lease Terms. Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms could adversely affect the ability of Landlord to negotiate other leases and impair Landlord’s relationship with other tenants. Accordingly, Tenant agrees that it, and its partners, officers, directors, employees and agents, shall not intentionally and voluntarily disclose the terms and conditions of this Lease to any newspaper or other publication or any other tenant or apparent prospective tenant of the Building or other portion of the Premises, or real estate agent, either directly or indirectly, without the prior written consent of Landlord, provided, however, that Tenant may disclose the terms to its attorneys, accountants and to prospective subtenants or assignees under this Lease.

30.19 Non-Discrimination. Tenant acknowledges and agrees that there shall be no discrimination against, or segregation of, any person, group of persons, or entity on the basis of race, color, creed, religion, age, sex, marital status, national origin, or ancestry in the leasing, subleasing, transferring, assignment, occupancy, tenure, use, or enjoyment of the Premises, or any portion thereof.

30.20 Consents and Approvals. Except (i) for matters for which there is a standard of consent or discretion specifically set forth in this Lease, or (ii) matters which could have an adverse effect on the Building’s structure or the Building’s systems and equipment, or which could materially adversely affect the exterior appearance of the Building (collectively, the “Excepted Matters”), any time the consent of Landlord or Tenant is required under this Lease, such consent shall not be unreasonably withheld or delayed, and, except with regard to the Excepted Matters, whenever this Lease grants Landlord or Tenant the right to take action, exercise discretion, establish rules and regulations or make an allocation or their determination, Landlord and Tenant shall act reasonably. With respect to the Excepted Matters, Landlord shall be entitled to grant its consent or exercise its discretion in its sole and absolute (but good faith) discretion.

31. Lease Execution.

31.1 Tenant’s Authority. If Tenant executes this Lease as a limited liability company, partnership or corporation, then Tenant and the persons and/or entitles executing this Lease on behalf of Tenant represent and warrant that: (a) Tenant is a duly organized and validly existing limited liability company, partnership or corporation, as the case may be, and is qualified to do business in the state in which the Premises are located; (b) such persons and/or entitles executing this Lease are duly authorized to execute and deliver this Lease on Tenant’s behalf in accordance with the Tenant’s operating agreement (if Tenant is a limited liability company), Tenant’s partnership agreement (if Tenant is a partnership), or a duly adopted resolution of Tenant’s board of directors and Tenant’s by-laws (if Tenant is a corporation); and (c) this Lease is binding upon Tenant in accordance with its terms. Tenant shall, promptly following Landlord’s request therefor, deliver evidence, reasonably acceptable to Landlord, of such qualification, organization, existence and authorization.

31.2 Landlord’s Authority. Landlord represents and warrants that it has all necessary authority to enter into this Lease and Landlord is the owner of the Building. Landlord covenants that it shall not (i) enter into any new easement, covenant, condition, or restriction, or other encumbrance that would materially adversely affect Tenant’s use and enjoyment of the Premises, or (ii) to the extent Landlord’s consent is required, grant its consent to any amendment to the recorded covenants, conditions and restrictions affecting the Premises as of the data hereof, which would materially adversely affect Tenant’s use and enjoyment of the Premises (as long as Landlord has the legal right to withhold such consent without any liability to Landlord whatsoever).

31.3 Joint and Several Liability. If more than one person or entity executes this Lease as Tenant: (a) each of them is and shall be jointly and severally liable for the covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant; and (b) the act or signature of, or notice from or to, any one or more of them with respect to this Lease shall be binding upon each and all of the persons and entitles executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or signed, or given or received such notice.

31.4 No Option. The submission of this Lease for examination or execution by Tenant does not constitute a reservation of or option for the Premises and this Lease shall not become effective as a Lease until it has been executed by Landlord and delivered to Tenant.

31.5 No Litigation or Claims. Landlord represents and warrants that to its actual knowledge, Landlord has received no written notice of any claim, suit, litigation, proceeding or action against Landlord that relates to the Building and/or the use and ownership thereof.

31.6 Title to the Premises. Landlord represents and warrants that Landlord is the owner of 100% of the fee simple title to the Premises.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

“LANDLORD”	LA PALMA FLEX L.P., a Delaware limited partnership

	By:	Shidler West Investment Partners, L.P., a California limited partnership, its General Partner

		By:	SWIP, Inc.,
a California corporation,
its General Partner

			By:	/s/ Jim Ingerbritsen
			Name:	Jim Ingerbritsen
			Title:	CFO

“TENANT”	A.J. OSTER WEST, LLC, a Delaware limited liability company 1-30-09

	By:	/s/ Daniel B. Becker
Name: Daniel B. Becker
Title: President

By:
Name:
Title:

Signature page to lease

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

“LANDLORD”	LA PALMA FLEX L.P., a Delaware limited partnership

	By:	Shidler West Investment Partners, L.P., a California limited partnership, Its General Partner

By:	SWIP, Inc., a California corporation, Its General Partner

By:
Name:
Title:

‘TENANT”	A.J. OSTER WEST, LLC, a Delaware limited liability company

	By:	/s/ Daniel B. Becker
Name: Daniel B. Becker
Title: President, A.J. Oster LLC

By:
Name:
Title:

EXHIBIT “A”

SITE PLAN

Exhibit “A”

EXHIBIT “B”

SAMPLE FORM OF TENANT ESTOPPEL CERTIFICATE

The undersigned (“Tenant”) hereby certifies to                                                           (“Landlord”), and                             , as follows:

1. Attached hereto is a true, correct and complete copy of that certain Lease dated                         ,          between Landlord and Tenant (the “Lease”), which demises Premises which are located at. The Lease is now in full force and effect and has not been amended, modified or supplemented, except as set forth in Section 6 below.

2. The term of the Lease commenced on                         ,         .

3. The term of the Lease is currently scheduled to expire on                         ,         .

4. Tenant has no option to renew or extend the Term of the Lease except:                                 .

5. Tenant has no preferential right to purchase the Premises.

6. The Lease has: (Initial One)

(    ) not been amended, modified, supplemented, extended, renewed or assigned.

(    ) been amended, modified, supplemented, extended, renewed or assigned by the following described agreements, copies of which are attached hereto:                                                              .

7. Tenant has accepted and is now in possession of the Premises and has not sublet, assigned or encumbered the Lease, the Premises or any portion thereof except as follows:                                 .

8. The current Monthly Rent is $                    .

9. The amount of Security Deposit (if any) is $                . No other security deposits have been made.

10. All rental payments payable by Tenant have been paid in full as or the date hereof. No rent under the Lease has been paid for more than thirty (30) days in advance of its due date.

11. To the best of Tenant’s knowledge, all work required to be performed by Landlord under the Lease has been completed and has been accepted by Tenant, and all tenant improvement allowances have been paid in full except                                 .

12. To the best of Tenant’s knowledge, as of the date hereof, there are no defaults on the part of Landlord or Tenant under the Lease.

13. To the best of Tenant’s knowledge, Tenant has no defense as to its obligations under the Lease and claims no set-off or counterclaim against Landlord except                                 .

14. Tenant has no right to any concession (rental or otherwise) or similar compensation in connection with renting the space it occupies, except                                  and except as expressly provided in the Lease.

15. All insurance required of Tenant under the Lease has been provided by Tenant and all premiums have been paid.

16. There has not been filed by or against Tenant a petition in bankruptcy, voluntary or otherwise, any assignment for the benefit of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States or any state thereof, or any other action brought pursuant to such bankruptcy laws with respect to Tenant.

17. Tenant pays rent due Landlord under the Lease to Landlord and does not have any knowledge of any other person who has any right to such rents by collateral assignment or otherwise.

EXHIBIT “B”

The foregoing certification is made with the knowledge that                              is about to [fund a loan to Landlord or purchase the Premises from Landlord], and that                                  is relying upon the representations herein made in [funding such loan or purchasing the Premises].

Dated:                     ,         .

“TENANT”

By:

By:

SAMPLE ONLY (NOT FOR EXECUTION)

EXHIBIT “B”